As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-[            ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	6712	41-0449260
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 Montgomery Street

San Francisco, California 94163

(866) 878-5865

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(415) 396-1793

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Kaukol Senior Counsel Wells Fargo & Company MAC C7300-126 1740 Broadway Denver, Colorado 80274 Telephone: (303) 863-2731 Facsimile: (303) 863-2750	Linda M. Iannone, Esq. General Counsel Greater Bay Bancorp 1900 University Avenue, 6th Floor East Palo Alto, California 94303 Telephone: (650) 838-6109 Facsimile: (650) 462-9013	Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $1 2/3 Par Value	67,000,000	N/A	$1,736,615,930.36	$53,314.11

(1)	Represents the maximum number of shares of Wells Fargo & Company common stock estimated to be issuable in the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Based on the market value of the maximum number of shares of Greater Bay common stock to be cancelled in the transaction described herein as established by the high and low prices for such common stock as reported on The NASDAQ Global Select Market for July 6, 2007.
(3)	Based on 0.00003070 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Proxy Statement of Greater Bay Bancorp	Prospectus of Wells Fargo & Company

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

We are pleased to report that the board of directors of Greater Bay Bancorp has approved a merger involving Greater Bay and Wells Fargo & Company. Before we can complete the merger, we must obtain the approval of Greater Bay shareholders. We are sending you this document to ask you to approve the merger agreement at a special meeting of Greater Bay shareholders to be held at the time and place indicated in the meeting notice on the next page. No vote of Wells Fargo shareholders is required to complete the merger.

If the merger is completed, Greater Bay shareholders will receive shares of Wells Fargo common stock for their shares of Greater Bay common stock. The exchange ratio – or the number of Wells Fargo shares to be exchanged for each Greater Bay share – will be based on an average share price for Wells Fargo common stock for the 10 consecutive trading days immediately before the special meeting. If this average share price is more than $32.175 and less than $39.325, the exchange ratio will equal $28.50 divided by the average share price. If the average price is $32.175 or less, the exchange ratio will be 0.8858. If the average share price is $39.325 or more, the exchange ratio will be 0.7247.

As an example, based on an average Wells Fargo share price of $[            ] for the 10 consecutive trading days ending on [                    ], 2007, the most recent day for which information was available prior to the printing and mailing of this document, the exchange ratio would have been [            ]. Based on the Wells Fargo closing share prices of $35.84 on May 3, 2007, the last trading day before public announcement of the merger, and $[            ] on [                    ], 2007, the value of [            ] of a share of Wells Fargo common stock would have been $[            ] and $[            ], respectively. The share price of Wells Fargo common stock (NYSE trading symbol “WFC”) will fluctuate, and the average share price for the 10 consecutive trading days immediately before the special meeting may be different than the average used to calculate the hypothetical exchange ratio in the example above.

We expect the merger to be generally tax free to Greater Bay shareholders for U.S. federal income tax purposes, except for taxes on cash received by Greater Bay shareholders instead of fractional Wells Fargo shares.

This document gives you important information about the proposed merger. Please read this entire document carefully, including the discussion of “ Risk Factors” beginning on page [    ].

We cannot complete the merger unless Greater Bay shareholders approve the merger agreement. Your vote is very important. Not voting will have the same effect as voting against the merger, so whether or not you plan to attend the meeting, please promptly return your completed proxy so that your shares are voted at the meeting. You can also vote on the Internet or by telephone by following the instructions on the proxy card.

Your board of directors recommends that you vote “FOR” approval of the merger agreement.

Sincerely,

Byron A. Scordelis

President and Chief Executive Officer

Greater Bay Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated [                    ], 2007, and is first being mailed to Greater Bay shareholders on or about [                    ], 2007.

GREATER BAY BANCORP

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [            ], 2007

Dear Shareholder:

Greater Bay Bancorp will hold a special meeting of shareholders at the [Crowne Plaza Cabana Palo Alto, 4290 El Camino Real], Palo Alto, California 94306, at [            ], local time, on [            ], 2007, to consider and vote on:

•

a proposal to approve the Agreement and Plan of Reorganization, by and between Greater Bay Bancorp and Wells Fargo & Company, dated as of May 4, 2007, as it may be amended from time to time, pursuant to which a wholly owned subsidiary of Wells Fargo will merge with and into Greater Bay with Greater Bay surviving the merger as a wholly owned subsidiary of Wells Fargo;

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement; and

•	such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Upon completion of the merger, shares of Greater Bay common stock will be converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement. Please refer to the accompanying proxy statement-prospectus for information about the merger. A copy of the merger agreement is included as Appendix A to the proxy statement-prospectus and incorporated herein by reference.

The board of directors has fixed [            ], 2007 as the record date for the special meeting. Only those shareholders of record as of the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

In connection with the proposed merger, Greater Bay shareholders will have the opportunity to exercise dissenters’ rights in accordance with the procedures specified in Chapter 13 of the California General Corporation Law, which is included in the accompanying proxy statement-prospectus as Appendix D and incorporated herein by reference. These rights will be made available if demands are properly made for payment with respect to 5% or more of the outstanding shares of Greater Bay common stock. If dissenters’ rights are made available and if shareholders follow all of the procedures required by law, a shareholder may receive cash in the amount equal to the fair market value, as determined by Greater Bay, or, if required, by a court of law, of their shares of Greater Bay common stock in each case in accordance with the California General Corporation Law. For additional details about dissenters’ rights, please refer to “The Proposed Merger—Dissenters’ Rights for Greater Bay Shareholders” and Appendix D in the accompanying proxy statement-prospectus.

By Order of the Board of Directors,

Linda M. Iannone

Corporate Secretary

East Palo Alto, California

[            ], 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, YOU CAN VOTE BY CALLING THE TOLL-FREE TELEPHONE NUMBER INDICATED ON THE PROXY CARD OR BY VISITING THE WEBSITE INDICATED ON THE PROXY CARD.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Wells Fargo and Greater Bay from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document without charge through the Securities and Exchange Commission (SEC) website (http://www.sec.gov) or upon written or oral request to Wells Fargo or Greater Bay as follows:

Wells Fargo & Company	Greater Bay Bancorp
MAC N9305-173	1900 University Avenue, 6th Floor
Sixth and Marquette	East Palo Alto, California 94303
Minneapolis, Minnesota 55479	Attention: Linda M. Iannone,
Attention: Laurel Holschuh, Corporate Secretary	Corporate Secretary
(612) 667-8655	(650) 838-6109

To obtain information in time for the special meeting, your request should be received by [            ], 2007.

For additional details about where you can find information about Wells Fargo and Greater Bay, see “Where You Can Find More Information” on page [    ].

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. This document is dated [            ], 2007. You should not assume that information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document to Greater Bay shareholders nor the issuance by Wells Fargo of its common stock in the merger will create any implication to the contrary.

Greater Bay has supplied all information relating to Greater Bay contained or incorporated by reference in this document, and Wells Fargo has supplied all information relating to Wells Fargo contained or incorporated by reference in this document.

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QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the merger agreement between Greater Bay and Wells Fargo. You are also being asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

Q:	Why is my vote important?

A:	We cannot complete the merger unless Greater Bay shareholders approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Greater Bay common stock outstanding and entitled to vote. Not voting or abstaining from voting on the merger proposal will have the effect of a vote against the merger agreement.

Q:	What should I do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. Alternatively, you may vote by telephone or the Internet by following the instructions on the proxy card. This will enable your shares to be represented and voted at the special meeting.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Without instructions from you, your broker will not be able to vote your shares. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote shares you hold in “street name,” the resulting broker non-vote will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or the Internet):

•	First, you may send a written notice to the corporate secretary of Greater Bay stating that you would like to revoke your proxy.

•

Second, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received before the special meeting will be counted, and any earlier votes will be revoked.

•

Third, you may attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	What if I want to exercise dissenters’ rights?

A:	If you want to exercise dissenters’ rights and receive the fair value of your Greater Bay shares in cash instead of shares of Wells Fargo common stock, your shares must be voted against approval of the merger agreement, and you must follow other procedures both before and after the meeting, as described in Appendix D. It is not sufficient to abstain from voting. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the merger agreement, your shares will be automatically voted in favor of the merger agreement and you will lose dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, Wells Fargo will send instructions to you explaining how to exchange your Greater Bay shares for a certificate or direct registration statement for your Wells Fargo shares.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger in the fourth quarter of 2007. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Greater Bay shareholders at the special meeting and satisfy the other conditions to completing the merger.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the process for voting or if you need additional copies of this document or a replacement proxy card, please contact:

Linda M. Iannone

General Counsel

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

Telephone: (650) 838-6109

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the documents to which it refers you to fully understand the merger. See “Where You Can Find More Information” on page [    ]. Each item in this summary refers to the page or pages of this document where that subject is discussed in more detail.

Wells Fargo Will Acquire Greater Bay in the Merger (Page [    ])

In the merger, a wholly owned subsidiary of Wells Fargo, formed for the purpose of the merger, will merge with and into Greater Bay. Greater Bay will survive the merger as a wholly owned subsidiary of Wells Fargo. Each share of Greater Bay common stock outstanding at the time of the merger will automatically be converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement.

The merger agreement between Greater Bay and Wells Fargo governs the merger. The merger agreement is included in this document as Appendix A. Please read it carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Greater Bay’s Board of Directors Recommends that You Vote “FOR” Approval of the Merger Agreement (Page [    ])

Greater Bay’s board of directors believes that the merger is in the best interests of Greater Bay and its shareholders and has approved the merger agreement. For the factors considered by Greater Bay’s board in deciding to approve the merger agreement, see “The Proposed Merger—Greater Bay’s Reasons for the Merger and Recommendation of the Greater Bay Board” on page [    ].

Greater Bay’s Financial Advisor Has Delivered Its Opinion that the Merger Consideration Is Fair from a Financial Point of View (Page [    ])

Greater Bay’s financial advisor for the merger, Sandler O’Neill & Partners L.P., has given an opinion to the board of directors of Greater Bay that, as of May 3, 2007, the consideration to be received by Greater Bay shareholders in the merger was fair from a financial point of view. A copy of the fairness opinion is included in this document as Appendix C. Please read the opinion for the assumptions made, matters considered and the limitations of the review undertaken by Sandler O’Neill in giving the opinion. The opinion is not a recommendation to Greater Bay shareholders on how to vote on the proposal to approve the merger agreement.

The Exchange Ratio Will Not be Fixed Until Immediately Before the Special Meeting (Page [    ])

If the merger is completed, each share of Greater Bay common stock outstanding at the time of the merger will be converted into the right to receive shares of Wells Fargo common stock. We sometimes refer to the number of shares of Wells Fargo common stock to be exchanged for each outstanding share of Greater Bay common stock as the “exchange ratio.” The exchange ratio will be determined based on a “Wells Fargo Measurement Price,” defined in the merger agreement as the average of the volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 10 consecutive trading days ending on the trading day immediately before the special meeting, rounded to the nearest ten-thousandth.

The table below shows how the exchange ratio will be determined based on the Wells Fargo Measurement Price.

Wells Fargo Measurement Price	Merger Exchange Ratio

Equal to or less than $32.175	0.8858

Greater than $32.175 but less than $39.325	$28.50 divided by the Wells Fargo Measurement Price

Equal to or greater than $39.325	0.7247

The table below shows the closing share prices of Greater Bay common stock and Wells Fargo common stock on May 3, 2007, the last trading day before public announcement of the merger, and on [                    ], 2007, the most recent day for which information was available prior to the printing and mailing of this document. In reading the table below, it should be noted that, on May 3, 2007, Greater Bay’s stock price increased approximately 11.6% from its May 2, 2007 closing price of $26.46 on unusually high volume. The table also shows the resulting implied value per share of Greater Bay common stock based on each of those Wells Fargo closing share prices assuming a hypothetical exchange ratio of [            ], which would have been the exchange ratio had the special meeting been held on [                    ], 2007. The actual exchange ratio will not be known until immediately before the special meeting when the Wells Fargo Measurement Price is calculated. The Wells Fargo share price at the time of the merger may be different than either of the historical prices used to calculate the implied values shown in the table.

	Greater Bay Closing Share Price		Wells Fargo Closing Share Price		Implied Value Per Share of Greater Bay Common Stock
May 3, 2007	$29.54		$35.84		$	[	]
[ ], 2007	[	]	[	]		[	]

If the Wells Fargo Measurement Price is equal to or less than $28.9575, and other specified conditions are met, Greater Bay will have the right not to complete the merger unless Wells Fargo elects to increase the exchange ratio as specified in the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” on page [    ]. Once the exchange ratio is fixed, it will not be adjusted to reflect changes in the price of Wells Fargo common stock.

Wells Fargo’s Dividend Policy Will Determine Your Dividends After the Merger

Holders of Wells Fargo common stock receive dividends if, when and as declared by the Wells Fargo board of directors out of legally available funds. The amount and timing of any future dividends on Wells Fargo common stock will depend on the earnings, cash requirements and financial condition of Wells Fargo and its subsidiaries, applicable law and regulations and other factors deemed relevant by the Wells Fargo board of directors.

The following table shows, for the periods indicated, the cash dividends paid per share of Wells Fargo common stock and Greater Bay common stock and the approximate equivalent value per share of Greater Bay common stock of the Wells Fargo common stock dividends based on a hypothetical exchange ratio of [            ]. Refer to “The Exchange Ratio Will Not be Fixed Until Immediately Before the Special Meeting” on page [    ] for information on how that hypothetical exchange ratio was calculated. The actual exchange ratio may be different.

Quarter Ended	Wells Fargo Common Stock	Greater Bay Common Stock	Greater Bay Common Stock per Share Equivalent

June 30, 2007	$0.28	$0.16	[	]

March 31, 2007	0.28	0.1575	[	]

December 31, 2006	0.28	0.1575	[	]

September 30, 2006	0.28	0.1575	[	]

The Merger is Expected to be Generally Tax Free to Holders of Greater Bay Common Stock (Page [    ])

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders of Greater Bay common stock generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of their Greater Bay common stock for Wells Fargo common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Wells Fargo common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Greater Bay common stock. Tax matters are very complicated and the consequences of the merger to any particular shareholder of Greater Bay will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Greater Bay’s Directors and Executive Officers May Receive Additional Benefits from the Merger (Page [    ])

Some of the members of Greater Bay’s management and certain members of Greater Bay’s board have economic interests in the merger that are different from, or in addition to, the interests of Greater Bay shareholders generally. These interests include:

•	conversion of their options to purchase Greater Bay common stock into options to purchase Wells Fargo common stock based on the exchange ratio;

•	amendments to be made to Greater Bay’s long-term incentive plan in connection with the merger;

•	receipt of change in control payments and other compensation, including vesting of certain retirement benefits in connection with the merger;

•	employment by Greater Bay and/or Wells Fargo after the merger; and

•	continued rights to indemnification and continued directors’ and officers’ liability insurance coverage.

The Greater Bay board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Greater Bay Shareholders May Exercise Dissenters’ Rights (Page [    ])

Under California law, holders of Greater Bay common stock, if they follow the required procedures, have the right to dissent from the merger and, provided 5% or more of the outstanding shares of Greater Bay common stock exercise dissenters’ rights in accordance with the required procedures, receive the fair market value of their shares in cash instead of the merger consideration.

Greater Bay Shareholders Should Wait to Surrender Their Shares Until After the Merger (Page [    ])

To receive certificates or direct registration statements for your shares of Wells Fargo common stock, you will need to surrender your Greater Bay share certificates. If the merger is completed, Wells Fargo’s stock transfer agent will send you written instructions for exchanging your stock certificates.

Please do not send in your certificates until you receive these instructions.

Fractional Shares Will Not be Issued (Page [    ])

Wells Fargo will not issue fractional shares in the merger. Instead, Greater Bay shareholders who receive Wells Fargo common stock will receive the value of any fractional share in cash, based on the Wells Fargo Measurement Price.

Greater Bay Shareholders Will Vote on the Merger at the Special Meeting (Page [    ])

The special meeting of Greater Bay shareholders will be held on [                    ], 2007, at [            ], at the [Crowne Plaza Cabana Palo Alto, 4290 El Camino Real], Palo Alto, California 94306. At the special meeting, Greater Bay shareholders will be asked to:

•	approve the merger agreement;

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement; and

•	act on such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

You can vote at the special meeting if you owned Greater Bay common stock at the close of business on [                    ], 2007, the record date for the meeting. To approve the merger agreement, the holders of a majority of the outstanding shares of Greater Bay common stock entitled to vote must vote in favor of the merger agreement.

At the record date, there were [            ] shares of Greater Bay common stock outstanding and entitled to vote. Directors and executive officers of Greater Bay and their affiliates had the right to vote [            ] shares of Greater Bay common stock, or [        ]% of the outstanding Greater Bay common stock entitled to vote at the meeting. Wells Fargo and its affiliates had the right to vote less than [        ]% of the outstanding Greater Bay common stock entitled to vote at the meeting.

Regulatory Approval Is Required to Complete the Merger (Page [    ])

The Board of Governors of the Federal Reserve System must approve the merger before it can be completed.

Conditions to Completion of the Merger (Page [    ])

A number of conditions must be met before the merger can be completed, including:

•	approval of the merger agreement by Greater Bay shareholders;

•	receipt of required regulatory approvals;

•

receipt by Greater Bay of an opinion of counsel, dated the closing date of the merger, substantially to the effect that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	listing on the New York Stock Exchange of the shares of Wells Fargo common stock to be issued to Greater Bay shareholders pursuant to the merger agreement;

•	absence of any court or governmental authority order prohibiting the merger;

•

accuracy of the representations and warranties in the merger agreement except as would not cause a material adverse effect on Greater Bay or Wells Fargo (and the accuracy of certain representations and warranties of Greater Bay in all material respects);

•	compliance in all material respects with the covenants, agreements and conditions of the merger agreement;

•

absence since December 31, 2006, of any change or circumstance which has had or might reasonably be expected to have a material adverse effect on Greater Bay or Wells Fargo, other than those changes specifically allowed by the merger agreement;

•

the registration statement of which this document is a part must be declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order; and

•	assumption by Wells Fargo of certain Greater Bay stock options.

Greater Bay or Wells Fargo can waive a condition it is entitled to assert as long as the law does not require the condition to be met.

Termination of the Merger Agreement (Page [    ])

Wells Fargo and Greater Bay can mutually agree to terminate the merger agreement at any time before the merger is completed, even if Greater Bay shareholders have already voted to approve the merger agreement.

Either company can terminate the merger agreement if:

•	Greater Bay shareholders do not approve the merger at the special meeting;

•

a court or other governmental authority prohibits the merger or a required regulatory approval is denied, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in such denial;

•

the merger is not completed by December 31, 2007, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date; or

•

the other company breaches any of its representations, warranties, covenants or agreements under the merger agreement and the breach rises to a level that would excuse the terminating company’s obligation to complete the merger and either is incurable or is not cured within 30 days.

Wells Fargo can terminate the merger agreement if:

•	Greater Bay’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of the merger agreement;

•	Greater Bay engages in negotiations regarding an acquisition or combination with a third party other than Wells Fargo other than as permitted by the merger agreement or for longer than twenty days;

•

after Greater Bay has received an acquisition or combination proposal from a third party other than Wells Fargo and the proposal is publicly announced and not withdrawn, Greater Bay shareholders do not approve the merger agreement at the meeting; or

•	Greater Bay does not hold a shareholder meeting to approve the merger agreement within the time required under the merger agreement.

Greater Bay can terminate the merger agreement at any time before the merger is completed if the Wells Fargo Measurement Price is $28.9575 or less, and other specified conditions are met, and Wells Fargo elects not to increase the exchange ratio as specified in the merger agreement.

Greater Bay Granted a Stock Option to Wells Fargo (Page [    ])

To induce Wells Fargo to enter into the merger agreement, Greater Bay granted Wells Fargo an option to purchase up to 10,172,084 shares of Greater Bay common stock at a price per share equal to the lesser of $26.46 or the NASDAQ closing sale price of Greater Bay common stock for the trading day immediately preceding the exercise date; however, in no case may Wells Fargo acquire more than 19.9% of the outstanding shares of Greater Bay common stock under this stock option agreement. Wells Fargo cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Greater Bay and a third party. We do not know of any event that has occurred as of the date of this document that would allow Wells Fargo to exercise the option.

The option could have the effect of discouraging a company from trying to acquire Greater Bay prior to completion of the merger or termination of the merger agreement. Upon the occurrence of certain triggering events, Greater Bay may be required to repurchase the option and any shares of Greater Bay common stock purchased under the option at a predetermined price, or Wells Fargo may choose to surrender the option to Greater Bay for a cash payment of $43,705,000, subject to adjustment as provided in the stock option agreement. In no event will the total profit received by Wells Fargo with respect to this option exceed $58,125,000.

The stock option agreement is included in this document as Appendix B.

Effect of Merger on Rights of Greater Bay Shareholders (Page [    ]).

The rights of Greater Bay shareholders are governed by California law, as well as Greater Bay’s articles of incorporation and bylaws. After completion of the merger, the rights of former Greater Bay shareholders who receive Wells Fargo common stock in the merger will be governed by Delaware law and Wells Fargo’s restated certificate of incorporation and bylaws. Although Delaware law and Wells Fargo’s restated certificate of incorporation and bylaws are similar in many ways to California law and Greater Bay’s articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of Greater Bay shareholders.

Greater Bay Stock Options Will be Converted into Wells Fargo Stock Options (Page [    ])

At the time of the merger, each option to purchase Greater Bay common stock granted by Greater Bay (other than the stock option granted to Wells Fargo in connection with the merger and other than certain stock options that are to be granted immediately prior to the merger) that is then outstanding and unexercised will be converted automatically into an option to buy Wells Fargo common stock, generally exercisable on the same terms that applied to the option to purchase Greater Bay common stock except:

•

the number of Wells Fargo shares subject to the Wells Fargo option will equal the number of Greater Bay shares subject to the Greater Bay option multiplied by the exchange ratio, rounded down to the nearest share; and

•	the per share exercise price of the Wells Fargo option will equal the per share exercise price of the Greater Bay option divided by the exchange ratio, rounded down to the nearest cent.

Incentive stock options will be converted in a manner which is consistent with Section 424(a) of the Internal Revenue Code.

Listing of Wells Fargo Shares (Page [    ])

The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange.

Wells Fargo to Use Purchase Accounting (Page [    ])

Wells Fargo will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Merger Expected to Be Completed in the Fourth Quarter of 2007

The merger is expected to be completed in the fourth quarter of 2007, subject to the satisfaction or waiver of the conditions to the merger, including receipt of regulatory approvals and approval of Greater Bay’s shareholders. Although we currently expect these conditions to be satisfied and the merger to be completed in the fourth quarter of 2007, there can be no assurances as to when or if the merger will be completed.

Information About Wells Fargo and Greater Bay (Page [    ])

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(866) 878-5865

Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the Internet and other distribution channels across North America and elsewhere internationally.

Greater Bay Bancorp

1900 University Avenue, 6th Floor

East Palo Alto, California 94303

(650) 813-8200

Greater Bay Bancorp is a diversified financial services holding company organized under the laws of the state of California and registered as a financial holding company under the Bank Holding Company Act of 1956. Greater Bay provides community banking services in the Greater San Francisco Bay Area through Greater Bay Bank, N.A.’s community banking organization, including Bank of Petaluma, Coast Commercial Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and Santa Clara Valley National Bank. Greater Bay provides specialized leasing and loan services through its specialty finance group, which includes Matsco, Greater Bay Business Funding and Greater Bay Capital. ABD Insurance and Financial Services, Greater Bay’s insurance brokerage subsidiary, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Selected Financial Data and Market Price Information

The following selected financial information is to aid you in understanding certain financial aspects of the merger. The following tables present selected historical financial data for Wells Fargo and Greater Bay. The annual historical information for Wells Fargo and Greater Bay is derived from their respective audited consolidated financial statements for the fiscal years ended December 31, 2002 through 2006. The information for the quarters ended March 31, 2007 and March 31, 2006 is derived from their respective unaudited consolidated interim financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management of Wells Fargo and Greater Bay, as the case may be, consider necessary for fair presentation of the financial position and results of operations for such periods. The information for Wells Fargo for all periods presented has been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend distributed on August 11, 2006. The historical results set forth below and elsewhere in this document are not necessarily indicative of the future performance of Wells Fargo or Greater Bay.

The information is only a summary and should be read with each company’s historical consolidated financial statements and related notes contained in that company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as well as other information filed by the company with the Securities and Exchange Commission. See “Where You Can Find More Information” on page [    ]. All amounts are in U.S. dollars.

Wells Fargo common stock trades on the New York Stock Exchange under the symbol “WFC.” Greater Bay common stock trades on The NASDAQ Global Select Market under the symbol “GBBK.”

Wells Fargo & Company and Subsidiaries

(dollars in millions, except per share amounts)

	Quarters Ended March 31, (Unaudited)		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
For the Period:
Net interest income	$5,010	$4,870	$19,951	$18,504	$17,150	$16,007	$14,482
Provision for credit losses	715	433	2,204	2,383	1,717	1,722	1,684
Noninterest income	4,431	3,685	15,740	14,445	12,909	12,382	10,767
Noninterest expense	5,526	5,074	20,742	19,018	17,573	17,190	14,711

Before effect of change in accounting principle(1)
Net income	2,244	2,018	8,482	7,671	7,014	6,202	5,710
Earnings per common share	0.66	0.60	2.52	2.27	2.07	1.84	1.68
Diluted earnings per common share	0.66	0.60	2.49	2.25	2.05	1.83	1.66

After effect of change in accounting principle
Net income	2,244	2,018	8,482	7,671	7,014	6,202	5,434
Earnings per common share	0.66	0.60	2.52	2.27	2.07	1.84	1.60
Diluted earnings per common share	0.66	0.60	2.49	2.25	2.05	1.83	1.58
Dividends declared per share	0.28	0.26	1.08	1.00	0.93	0.75	0.55

At Period End:
Securities available for sale	45,443	51,195	42,629	41,834	33,717	32,953	27,947
Loans	325,487	306,676	319,116	310,837	287,586	253,073	192,478
Allowance for loan losses	3,772	3,845	3,764	3,871	3,762	3,891	3,819
Goodwill	11,275	11,050	11,275	10,787	10,681	10,371	9,753
Assets	485,901	492,428	481,996	481,741	427,849	387,798	349,197
Deposits	311,157	308,305	310,243	314,450	274,858	247,527	216,916
Long-term debt	90,327	84,500	87,145	79,668	73,580	63,642	47,320
Guaranteed preferred beneficial interests in subordinated debentures(2)	—	—	—	—	—	—	2,885
Stockholders’ equity	46,135	41,961	45,876	40,660	37,866	34,469	30,319
Book value per share	13.77	12.50	13.58	12.12	11.17	10.15	8.97

Common Stock Price:
High	36.64	32.76	36.99	32.35	32.02	29.59	27.42
Low	33.01	30.31	30.31	28.81	27.16	21.64	19.05
Period End	34.43	31.94	35.56	31.42	31.08	29.45	23.44

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.
(2)	For years ended December 31, 2003 and later, these balances are reflected in long-term debt in accordance with FIN 46R, Consolidation of Variable Interest Entities.

Greater Bay Bancorp and Subsidiaries

(dollars in thousands, except per share amounts)

	Quarters Ended March 31, (Unaudited)		Years Ended December 31,
	2007	2006(1)	2006	2005	2004	2003	2002
		(Restated)
For the Period:
Net interest income	$59,907	$66,881	$260,378	$267,210	$285,623	$297,881	$344,857
(Reversal of) / provision for credit losses	(1,073)	(6,004)	(8,717)	(13,269)	5,521	28,195	59,776
Noninterest income	58,464	58,766	222,561	211,932	186,585	171,542	156,122
Operating expenses	90,658	90,545	352,578	336,061	314,315	292,208	244,876

Before effect of change in accounting principle(2)
Net income	17,759	26,100	89,482	97,227	92,919	92,003	124,274
Earnings per common share	0.32	0.49	1.64	1.77	1.68	1.65	2.35
Diluted earnings per common share	0.31	0.46	1.59	1.64	1.50	1.62	2.30

After effect of change in accounting principle
Net income	17,759	26,230	89,612	97,227	92,919	92,003	124,274
Earnings per common share	0.32	0.49	1.64	1.77	1.68	1.65	2.35
Diluted earnings per common share	0.31	0.46	1.60	1.64	1.50	1.62	2.30
Dividends declared per share	0.16	0.1575	0.63	0.60	0.57	0.54	0.49

At Period End:
Securities	1,435,692	1,468,123	1,543,097	1,493,584	1,602,268	2,221,304	2,558,390
Loans and leases	4,905,837	4,729,724	4,905,841	4,727,969	4,488,234	4,558,901	4,842,621
Allowance for loan and lease losses	65,950	74,568	68,025	82,159	107,517	124,489	127,972
Goodwill	246,016	242,728	246,016	243,289	212,432	177,991	144,181
Assets	7,382,328	7,114,581	7,371,134	7,120,969	6,951,171	7,621,056	8,132,000
Deposits	5,308,937	5,108,761	5,257,183	5,058,539	5,102,839	5,312,667	5,272,273
Long-term borrowings	683,984	751,861	659,028	754,411	605,296	620,191	556,698
Shareholders’ equity	850,829	792,514	839,512	776,011	763,066	750,517	681,059
Book value per common share	14.65	13.71	14.46	13.48	12.88	12.54	11.64

Common Stock Price:
High	27.94	27.93	30.73	28.73	31.82	29.34	37.11
Low	25.96	25.90	25.19	22.55	25.07	12.94	14.11
Period end	26.89	27.74	26.33	25.62	27.88	28.48	17.29

(1)	Restated to reflect the adoption of SEC Staff Accounting Bulletin No. 108 effective January 1, 2006.
(2)	Change in accounting principle is for a transitional stock option expensing credit upon adoption of FAS 123R, Accounting for Stock Based Compensation.

Comparative Per Common Share Data (Unaudited)

The following table shows, for the three months ended March 31, 2007 and the year ended December 31, 2006, selected per share information for Wells Fargo common stock on a historical and pro forma combined basis and for Greater Bay common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2006, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of Wells Fargo and Greater Bay contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007. See “Where You Can Find More Information” on page [    ]. Amounts are in U.S. dollars.

The Wells Fargo pro forma combined earnings per share were calculated by dividing (1) the sum of (a) Wells Fargo’s net income applicable to common stock plus (b) Greater Bay’s net income applicable to common stock by (2) pro forma equivalent common shares. The Wells Fargo pro forma combined cash dividends per common share represent Wells Fargo historical cash dividends per common share. The Wells Fargo pro forma combined book value per share was calculated by dividing total combined Wells Fargo and Greater Bay common stockholders’ equity by pro forma equivalent common shares. The Greater Bay pro forma equivalent per common share amounts were calculated by multiplying the Wells Fargo pro forma combined per share amounts by an assumed exchange ratio of [            ]. This is the exchange ratio that would have resulted if the merger had been completed on [            ], 2007, the most recent day for which information was available prior to the printing and mailing of this document, and there were a total of [            ] shares of Greater Bay common outstanding at the time of the merger. The actual exchange ratio will not be known until immediately before the special meeting. See “The Exchange Ratio Will Not be Fixed Until Immediately Before the Special Meeting” on page [    ].

	Wells Fargo			Greater Bay
		Pro Forma			Pro Forma
	Historical	Combined		Historical	Equivalent
Earnings Per Share
Basic
Three Months Ended March 31, 2007	$0.66	$ [	]	$0.32	$ [	]
Year Ended December 31, 2006	2.52	[	]	1.64	[	]
Diluted
Three Months Ended March 31, 2007	0.66	[	]	0.31	[	]
Year Ended December 31, 2006	2.49	[	]	1.60	[	]
Cash Dividends Declared Per Share
Three Months Ended March 31, 2007	0.28	[	]	0.16	[	]
Year Ended December 31, 2006	1.08	[	]	0.63	[	]
Book Value Per Share
At March 31, 2007	13.77	[	]	14.65	[	]
At December 31, 2006	13.58	[	]	14.46	[	]

RISK FACTORS

Before deciding whether to vote for approval of the merger agreement, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this document, including the discussion under “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2006, as such discussion may be amended in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. See “Where You Can Find More Information” on page [    ].

The exchange ratio will not be fixed until immediately before the special meeting.

The exchange ratio depends on the Wells Fargo Measurement Price, which is defined in the merger agreement as the average of the volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 10 consecutive trading days ending on the trading day immediately before the special meeting, rounded to the nearest ten-thousandth. As a result, the exchange ratio will not be known until immediately before the special meeting.

The Wells Fargo share price may fluctuate after the exchange ratio is fixed.

Any change in the price of Wells Fargo common stock after the exchange ratio is fixed will affect the value of the merger consideration that you will receive upon completion of the merger. Changes in the price of Wells Fargo common stock could result from a variety of factors, including general market and economic conditions, changes in Wells Fargo’s business, operations and prospects, and regulatory considerations.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to the Merger” on page [    ]. There can be no assurance that Greater Bay and Wells Fargo will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Greater Bay and Wells Fargo can agree at any time to terminate the merger agreement, even if Greater Bay shareholders have already voted to approve the merger agreement. Greater Bay and Wells Fargo can also terminate the merger agreement under other specified circumstances.

The merger and stock option agreement limit Greater Bay’s ability to pursue alternative transactions to the merger.

The merger agreement prohibits Greater Bay and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to certain exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Greater Bay’s ability to pursue offers that may be superior from a financial point of view from other possible acquirers. In addition, pursuant to the stock option agreement, Greater Bay granted Wells Fargo an option to purchase up to 19.9% of the outstanding shares of Greater Bay common stock upon the occurrence of specified triggering events that generally relate to business combinations or acquisition transactions involving Greater Bay and a third party. The option could have the effect of discouraging a company from trying to acquire Greater Bay prior to completion of the merger or termination of the merger agreement.

Certain of Greater Bay’s executive officers and directors have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that certain of Greater Bay’s executive officers and directors have interests in the merger as individuals that are different from, or in addition to, the interests of Greater Bay shareholders generally. See “The Proposed Merger—Interests of Certain Greater Bay Directors and Executive Officers in the Merger” on page [    ]. The Greater Bay board of directors was aware of these interests and considered them in approving the merger.

The value of Wells Fargo common stock could be adversely affected to the extent Wells Fargo fails to realize the expected benefits of the merger.

The merger will involve the integration of the businesses of Greater Bay and Wells Fargo. It is possible that the integration process could result in the loss of key Greater Bay employees, the disruption of Greater Bay’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Greater Bay’s ability to maintain relationships with customers and employees. As with any financial institution merger, there also may be disruptions that cause Greater Bay to lose customers or cause customers to take deposits out of Greater Bay’s banks.

The market price of Wells Fargo common stock may be affected by factors different from those affecting Greater Bay common stock.

Upon completion of the merger, holders of Greater Bay common stock will become holders of Wells Fargo common stock. Some of Wells Fargo’s current businesses and markets differ from those of Greater Bay and, accordingly, the financial results and condition of Wells Fargo after the merger may be affected by factors different from those currently affecting the financial results and condition of Greater Bay. For information about the businesses of Wells Fargo and Greater Bay and some factors to consider in connection with those businesses, see each company’s Annual Report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page [    ].

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference, may contain forward-looking statements about Greater Bay and Wells Fargo. Broadly speaking, forward-looking statements include:

•	projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items;

•	descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will” or similar expressions.

Do not unduly rely on forward-looking statements. They are expectations about the future and are not guarantees. Forward-looking statements speak only as of the date of the document in which they are made. Neither Wells Fargo nor Greater Bay undertakes to update forward-looking statements to reflect changes that occur after that date.

There are several factors—many beyond the control of Wells Fargo and Greater Bay—that could cause results to differ from expectations. Some of these factors are described in “Risk Factors” beginning on page [    ]. Other factors are discussed in Wells Fargo’s and Greater Bay’s reports filed with the SEC, including under “Risk Factors” in their respective Annual Reports on Form 10-K for the year ended December 31, 2006, as such discussion may be updated in each company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. See “Where You Can Find More Information” on page [    ].

THE GREATER BAY SHAREHOLDER MEETING

Time, Date and Place

The Greater Bay special meeting of shareholders is scheduled to be held on [            ], 2007 at [            ], local time, at the [Crowne Plaza Cabana Palo Alto, 4290 El Camino Real], Palo Alto, California 94306.

At the Greater Bay special meeting, Greater Bay shareholders will be asked:

•	to consider and vote upon a proposal to approve the merger agreement;

•

to consider and vote upon a proposal to grant discretionary authority to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement; and

•	to consider and vote upon other matters properly brought before the special meeting.

At this time, the Greater Bay board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on [            ], 2007 has been fixed by the Greater Bay board of directors as the record date for the determination of holders of Greater Bay common stock entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. At the close of business on the record date, there were [            ] shares of Greater Bay common stock outstanding and entitled to vote held by [            ] holders of record. Each share of Greater Bay common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Greater Bay shareholders of record may vote by mail, by the telephone, through the Internet or by attending the meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. If you choose to vote by telephone or the Internet, follow the instructions on the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any Greater Bay shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering prior to the shareholders’ meeting a written notice of revocation addressed to Linda M. Iannone, Corporate Secretary, 1900 University Avenue, 6th Floor, East Palo Alto, California 94303; or

•	submitting prior to the shareholders’ meeting a properly executed proxy with a later date; or

•	attending the shareholders’ meeting and voting in person.

Attendance at the shareholders’ meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned (and not revoked) will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, your shares will be voted in favor of the relevant proposal; provided, however, that if you vote against the merger agreement, and do not provide instruction on voting for the adjournment proposal, your shares will not be voted in favor of adjourning the meeting to solicit additional votes on the merger agreement.

Dissenters’ Rights

For a description of the right of Greater Bay shareholders to dissent from the merger and to receive cash for their Greater Bay common stock, see “The Proposed Merger—Dissenters’ Rights for Greater Bay Shareholders” on page [    ].

Vote Required

A quorum, consisting of the holders of a majority of the shares of Greater Bay common stock entitled to vote, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the shares of Greater Bay common stock outstanding and entitled to vote is necessary to approve the merger agreement. The failure to vote, either by proxy or in person, will have the effect of a vote against the merger agreement.

“Broker non-votes,” if any, that are submitted by brokers or nominees in connection with the special meeting will count as votes “against” the proposal to approve the merger agreement, but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the person entitled to vote those shares and the broker or nominee does not have discretionary voting power under applicable rules.

Brokers cannot vote the shares that they hold beneficially either for or against the merger agreement without specific instructions from the person who beneficially owns the shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the merger agreement.

As of the record date, the directors and executive officers of Greater Bay owned approximately [            ]% of the outstanding shares of Greater Bay common stock entitled to vote at the Greater Bay special meeting. As of the close of business on the record date for the special meeting, Wells Fargo beneficially owned less than [            ]% of the outstanding shares of Greater Bay common stock.

Solicitation of Proxies

Greater Bay will pay for the costs of mailing this proxy statement-prospectus to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Greater Bay and its subsidiaries may solicit proxies from shareholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Greater Bay will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Greater Bay has retained Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $[            ], plus $[            ] per incoming and outgoing telephone contact and telecom charges, plus reimbursement for reasonable out-of-pocket expenses.

Recommendation of the Greater Bay Board of Directors

The Greater Bay board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. Based on Greater Bay’s reasons for the merger described in this document, the Greater Bay board of directors believes that the merger is in the best interests of Greater Bay and its shareholders. Accordingly, the Greater Bay board of directors recommends that Greater Bay shareholders vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes in favor of the merger agreement.

THE PROPOSED MERGER

The following discussion provides material information about the proposed merger. The discussion may not have all the information that is important to you, and it is qualified in its entirety by reference to the appendices to this document, including the merger agreement attached as Appendix A. We urge you to carefully read this entire document, including the appendices, for a more complete understanding of the merger.

Merger Structure

In the proposed merger, a wholly owned subsidiary of Wells Fargo, formed for the purpose of the merger, will merge with and into Greater Bay. Greater Bay will survive the merger as a wholly owned subsidiary of Wells Fargo. Each share of Greater Bay common stock outstanding at the time of the merger will be automatically converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement.

Merger Consideration

For Shares of Greater Bay Common Stock. The merger agreement provides that, at the completion of the merger, each share of Greater Bay common stock outstanding immediately before the merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised and subject to other customary exceptions as specified in the merger agreement) will be converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement. We sometimes refer to the number of shares of Wells Fargo common stock to be exchanged for each share of Greater Bay common stock as the “exchange ratio.” The exchange ratio will be determined based on the “Wells Fargo Measurement Price,” defined in the merger agreement as the average of the volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 10 consecutive trading days ending on the trading day immediately before the special meeting, rounded to the nearest ten-thousandth.

Under the terms of the merger agreement:

•	If the Wells Fargo Measurement Price is equal to or less than $32.175, then the exchange ratio will be 0.8858.

•

If the Wells Fargo Measurement Price is greater than $32.175 and less than $39.325, then the exchange ratio will be determined by dividing $28.50 by the Wells Fargo Measurement Price, with the quotient rounded to the nearest ten-thousandth.

•	If the Wells Fargo Measurement Price is equal to or greater than $39.325, then the exchange ratio will be 0.7247.

If the Wells Fargo Measurement Price is equal to or less than $28.9575, and other specified conditions are met, Greater Bay will have the right not to complete the merger unless Wells Fargo elects to increase the exchange ratio as specified in the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” on page [__]. Once the exchange ratio is fixed, it will not be adjusted to reflect changes in the price of Wells Fargo common stock.

If the total number of shares of Wells Fargo common stock to be received in the merger by a Greater Bay shareholder does not equal a whole number, the shareholder will receive cash instead of the fractional share. The amount of cash will equal the fractional share amount multiplied by the Wells Fargo Measurement Price.

For Greater Bay Stock Options. The merger agreement also provides that, at the completion of the merger, each option to acquire or purchase Greater Bay common stock granted by Greater Bay under any stock incentive plan (other than the stock option granted to Wells Fargo in connection with the merger and other than certain stock options that are to be granted immediately prior to the merger) which is outstanding and unexercised immediately before the merger will become fully vested and exercisable and will be converted into a substitute option to purchase Wells Fargo common stock on the same terms except:

•

the number of Wells Fargo shares subject to the substitute option will equal the number of Greater Bay shares subject to the Greater Bay option multiplied by the exchange ratio, rounded down to the nearest share; and

•	the exercise price per share of the substitute option will equal the exercise price per share of the Greater Bay option divided by the exchange ratio, rounded down to the nearest cent.

Adjustments for Changes in Capitalization. If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio.

Background of the Merger

The board of directors of Greater Bay has from time to time reviewed with senior management the company’s strategic direction and the alternatives available to enhance its performance and prospects in the context of developments in the financial services industry. The Greater Bay board of directors has periodically considered, among other things, potential acquisitions, dispositions and business combinations with other financial institutions based on their lines of business, geographic locations and management and employee cultures.

From time to time, representatives of Greater Bay have had informal contacts with representatives of other financial institutions regarding possible mutual interest in exploring a potential transaction. In early March 2007, Byron A. Scordelis, President and Chief Executive Officer of Greater Bay, met informally with Richard M. Kovacevich, Chairman and Chief Executive Officer of Wells Fargo. Based on preliminary mutual interest, Messrs. Scordelis and Kovacevich agreed to continue informal, exploratory discussions regarding a potential transaction. In mid-March, a second financial institution also approached Greater Bay regarding a potential business combination transaction. Executives of Greater Bay and that institution met twice in late March and early April and held preliminary conversations.

At a regular meeting of the Greater Bay board of directors in late March 2007, the board of directors reviewed various potential strategic options for Greater Bay, including the potential for a business combination transaction. Greater Bay management discussed with the board the contacts with other financial institutions, including the discussions with Wells Fargo and the second financial institution, and the board of directors authorized Mr. Scordelis to continue investigating the potential for a business combination transaction.

In early April 2007, representatives of Wells Fargo reaffirmed Wells Fargo’s interest in pursuing a potential business combination transaction. In early April 2007, Greater Bay directors met with representatives of Sandler O’Neill, Greater Bay’s financial advisors, and discussed potential strategic alternatives for Greater Bay and the likely level of interest from third parties in a business combination with Greater Bay. Based on exploratory discussions to that date with Wells Fargo and the second financial institution, respectively, the Greater Bay board of directors authorized continued discussions with Wells Fargo. The Board determined that further discussions with the second financial institution were unlikely to lead to a business combination proposal that would be in the best interests of shareholders.

Management of Greater Bay and Wells Fargo engaged in further exploratory discussions regarding a possible business combination and the businesses of the two companies. Having determined that discussions to date merited a more in depth process, Greater Bay and Wells Fargo entered into a confidentiality agreement on April 11, 2007 and, thereafter, the parties commenced mutual due diligence investigations. This involved high-level meetings between the managements of the two companies as well as review of financial and other information.

On April 17, 2007, the Greater Bay board of directors met with members of Greater Bay management and representatives of Sandler O’Neill and Greater Bay’s outside counsel, Wachtell, Lipton, Rosen & Katz. Greater Bay management and Sandler O’Neill reviewed for the board of directors recent discussions concerning Greater Bay’s potential strategic alternatives. The directors discussed the preliminary indication of interest in an acquisition of Greater Bay that had been made by Wells Fargo and the progress of the due diligence investigations. The board of directors authorized management and Sandler O’Neill to continue discussions with Wells Fargo with a view to determining if a definitive agreement between the two companies could be reached. Wells Fargo and Greater Bay, together with their counsel, began discussing the potential terms of a definitive merger agreement and related transaction documents and business discussions between Greater Bay and Wells Fargo continued. Greater Bay directors received updates from Greater Bay management during the course of these discussions.

On Tuesday, May 1, 2007, the Greater Bay board met with Greater Bay’s management and representatives of Sandler O’Neill and Wachtell, Lipton, Rosen & Katz. The board of directors discussed Wells Fargo’s offer to acquire Greater Bay for consideration consisting of Wells Fargo common stock with a value of $28.50 per share of Greater Bay. Sandler O’Neill reviewed financial aspects of the offer and Wachtell, Lipton advised the board on the terms of the definitive agreement under discussion with Wells Fargo and reviewed the board’s legal duties in the context of a possible transaction. The directors discussed a potential timetable to announce a definitive agreement and it was indicated that the parties were working towards an announcement on Friday of that week, after the close of trading on the NASDAQ. Following questions and discussions among those in attendance, Greater Bay’s board of directors authorized Greater Bay management to continue to negotiate the terms of a definitive merger agreement and other related documentation with Wells Fargo, and another board meeting was provisionally scheduled for Friday afternoon.

On Thursday, May 3, 2007, management of Greater Bay noted what appeared to be an unusual volume of trading in Greater Bay’s stock and a substantial intra-day increase in the stock price. Following discussion among representatives of Greater Bay and Wells Fargo and their respective counsel regarding the time required to complete a definitive agreement, Greater Bay determined to move the board of directors meeting scheduled for Friday to late Thursday afternoon. During the day on Thursday, representatives of Wells Fargo and Greater Bay worked to resolve the remaining open issues regarding the merger agreement. At the Greater Bay board meeting that afternoon, management reviewed for the board of directors the background of discussions with Wells Fargo and the progress of negotiations. Sandler O’Neill reviewed with the Greater Bay board of directors the offer received from Wells Fargo, including the proposed pricing structure, which included consideration consisting of Wells Fargo common stock and a “collar” structure in which the $28.50 dollar value to be delivered to Greater Bay shareholders for each share of Greater Bay common stock would remain constant within a range of Wells Fargo share prices 10 percent above and 10 percent below a median value. Sandler O’Neill also reviewed with the Greater Bay board of directors additional information, including financial information regarding Wells Fargo, Greater Bay and the transaction, as well as information regarding peer companies and comparable transactions and various financial analyses. Sandler O’Neill then rendered to the Greater Bay board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of Greater Bay’s Financial Advisor,” that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinion, the consideration to be received by the holders of common stock of Greater Bay in the merger was fair, from a financial point of view, to such shareholders.

Representatives of Wachtell, Lipton, Rosen & Katz discussed with the Greater Bay board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of the proposed transaction, and reviewed the terms of the proposed merger agreement and the related agreements, including the terms of a stock option that Greater Bay would grant to Wells Fargo in connection with entering into the merger agreement. Counsel also reviewed with the board of directors a set of proposed resolutions to be considered in connection with a possible decision to proceed with entering into the merger agreement.

Following these discussions, and review and discussion among the members of the Greater Bay board of directors, the Greater Bay board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Greater Bay and its shareholders, and the directors unanimously voted, with one abstention, to approve the merger and to approve and adopt the merger agreement.

After the board meeting, the parties finalized the merger agreement and related documentation. The merger agreement was subsequently executed on the morning of May 4, 2007 and the transaction was announced before the market opened that morning in a press release issued jointly by Wells Fargo and Greater Bay.

Greater Bay’s Reasons for the Merger and Recommendation of the Greater Bay Board

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the Greater Bay board of directors consulted with Greater Bay’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of the businesses, operations, financial condition, earnings and prospects of each of Greater Bay and Wells Fargo;

•	its views on the valuation of, and strategic opportunities for, Greater Bay on a stand-alone basis as compared to the prospects of enhanced value of the combined entity in the future;

•

its knowledge of the current environment in the financial services industry in the San Francisco Bay Area, including general economic conditions, the interest rate environment and continued industry consolidation;

•

the complementary strengths of the two companies, and its belief that Wells Fargo’s national brand, broad product offerings and much larger market presence would facilitate accelerated growth in Greater Bay’s businesses, while providing a much larger, more diversified institution that would be better equipped to compete effectively against other financial institutions and to respond to economic or industry developments;

•

its belief that Wells Fargo’s long history and established presence in the San Francisco Bay Area would result in a combined company that would be well positioned to serve Greater Bay’s customers and communities;

•

its assessment of the likelihood that the merger would be completed in a timely manner and that management would be able to successfully integrate and operate the businesses of the combined company after the merger;

•

the financial analyses presented by Sandler O’Neill, Greater Bay’s independent financial advisor, and its opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Greater Bay common stock in the merger was fair, from a financial point of view, to such shareholders;

•

the financial terms of the merger, including the fact that the $28.50 value of the merger consideration as of May 3, 2007 represented an approximate 7.7% premium over the closing price of Greater Bay shares on the NASDAQStock Market on May 2, 2007, and that the “collar” structure, in which the $28.50 dollar value to be delivered to Greater Bay shareholders for each share of Greater Bay common stock would remain constant within a range of Wells Fargo share prices 10 percent above and 10 percent below a median value, would provide a level of protection against possible declines in the Wells Fargo common stock price preceding the closing of the merger;

•	the fact that Wells Fargo’s current regular dividend payment, on a pro forma basis, represents an increase over the prevailing Greater Bay regular dividend payment;

•

the terms of the merger agreement, including the conditions to completion of the merger, the circumstances under which the merger agreement could be terminated without the merger having been completed, the merger agreement’s non-solicitation and shareholder approval covenants, and the stock option granted by Greater Bay to Wells Fargo in connection with entering into the merger agreement, which the Greater Bay board of directors understood was a condition to Wells Fargo’s willingness to enter into the merger agreement and that could limit the willingness of a third party to propose a competing business combination transaction with Greater Bay;

•	the expected treatment of the transaction as a “reorganization” for U.S. federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•

the fact that some of Greater Bay’s directors and executive officers have other interests in the merger that are in addition to their interests as Greater Bay shareholders as described in “—Interests of Certain Greater Bay Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Greater Bay board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Greater Bay board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Greater Bay board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Greater Bay board of directors considered all these factors as a whole, including discussions with, and questioning of, Greater Bay management and Greater Bay’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Greater Bay board of directors also relied on the experience of Sandler O’Neill, its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness of the consideration in the merger to Greater Bay’s shareholders.

For the reasons set forth above, the Greater Bay board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Greater Bay and its shareholders, and approved and adopted the merger agreement. The Greater Bay board of directors recommends that the Greater Bay shareholders vote “FOR” the approval and adoption of the merger agreement.

Wells Fargo’s Reasons for the Merger

The merger will enable Wells Fargo to expand and strengthen its retail and commercial banking presence in the Greater San Francisco Bay Area Region, and is consistent with Wells Fargo’s strategy of pursuing fill-in acquisitions to better serve its current banking communities.

In approving the proposed merger, the Wells Fargo board considered, among other things:

•	the excellent reputation of Greater Bay for retail and commercial banking, specialty finance and insurance services;

•	the increase in the number of locations from which to offer financial products and services to the combined customer bases of Wells Fargo and Greater Bay;

•	the ability of the combined company to offer a broader array of products and services to Greater Bay’s customers;

•	the complementary strengths of the two organizations; and

•	Wells Fargo management’s prior record of successfully integrating acquired financial institutions.

Opinion of Greater Bay’s Financial Advisor

By letter dated April 6, 2007, Greater Bay retained Sandler O’Neill to act as its financial advisor in connection with considering a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Greater Bay in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the May 3, 2007 meeting at which Greater Bay’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Greater Bay’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Greater Bay shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Greater Bay board and is directed only to the fairness of the merger consideration to Greater Bay shareholders from a financial point of view. It does not address the underlying business decision of Greater Bay to engage in the merger or any other aspect of the merger and is not a recommendation to any Greater Bay shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its written opinion dated May 3, 2007, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Greater Bay that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Wells Fargo that Sandler O’Neill deemed relevant;

(4)	internal financial projections for the year ended December 31, 2007 as provided by senior management of Greater Bay and an internal long-term growth rate as provided by senior management of Greater Bay for the years thereafter;

(5)	consensus earnings per share estimates for Wells Fargo for the years ending December 31, 2007, 2008 and 2009 as published by First Call and a consensus estimated long-term earnings per share growth rate as published by First Call;

(6)	the publicly reported historical price and trading activity for Greater Bay’s and Wells Fargo’s common stock, including a comparison of certain financial and stock market information for Greater Bay and Wells Fargo with similar publicly available information for certain other companies the securities of which are publicly traded;

(7)	the financial terms of certain recent business combinations in the banking industry, to the extent publicly available;

(8)	the current market environment generally and the banking environment in particular; and

(9)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Greater Bay the business, financial condition, results of operations and prospects of Greater Bay and held similar discussions with certain members of senior management of Wells Fargo regarding the business, financial condition, results of operations and prospects of Wells Fargo.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Greater Bay or Wells Fargo or their respective representatives or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of Greater Bay and Wells Fargo that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of Greater Bay or Wells Fargo or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Greater Bay or Wells Fargo nor has Sandler O’Neill reviewed any individual credit files relating to Greater Bay or Wells Fargo. Sandler O’Neill assumed, with Greater Bay’s consent, that the respective allowances for loan losses for both Greater Bay and Wells Fargo were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that Greater Bay and Wells Fargo would remain as going concerns for all periods relevant to its analysis, that each party to such agreements will perform, in all material respects, all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement are not waived and that the merger will qualify as a reorganization for federal income tax purposes. Sandler O’Neill also assumed that there has been no material change in Greater Bay’s and Wells Fargo’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them. Sandler O’Neill expressed no opinion as to any legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Greater Bay or Wells Fargo and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Greater Bay or Wells Fargo and the companies to which they are being compared.

The internal financial projections of Greater Bay were prepared by and/or reviewed with senior management of Greater Bay, and used and relied upon by Sandler O’Neill. Greater Bay’s senior management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of Greater Bay’s senior management of the future financial performance of Greater Bay. The projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections and estimates.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Greater Bay, Wells Fargo and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion to the board of Greater Bay and provided such analyses to the Greater Bay board at the board’s May 3, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the prices at which Greater Bay’s or Wells Fargo’s common stock may be sold at any time or the value of Wells Fargo’s common shares when issued to Greater Bay’s shareholders pursuant to the merger agreement.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Each Greater Bay share will be converted into the right to receive (i) if the Wells Fargo Measurement Price is equal to or less than $32.175, then 0.8858 shares of Wells Fargo common stock, (ii) if the Wells Fargo Measurement Price is greater than $32.175 but less than $39.325, then the quotient determined by dividing $28.50 by the Wells Fargo Measurement Price, and (iii) if the Wells Fargo Measurement Price is greater than or equal to $39.325, then 0.7247 shares of Wells Fargo common stock. Sandler O’Neill noted that the Wells Fargo Measurement Price is the average of the volume weighted average price of a share of Wells Fargo common stock for each of the ten consecutive trading days ending on the trading day immediately prior to the meeting of Greater Bay shareholders.

Using a Wells Fargo stock price of $35.84 on May 3, 2007, Sandler O’Neill calculated the following ratios based on financial information for Greater Bay as of March 31, 2007 and using an implied offer price of $28.50 per Greater Bay share:

Transaction Ratios
Transaction value/Last 12 months’ earnings per share	19.7x
Transaction value/Estimated 2007 earnings per share[1]	17.7x
Transaction value/Internal estimated 2007 earnings per share[2]	19.7x
Transaction value/Book value per share	195%
Transaction value/Tangible book value per share	317%
Tangible book premium/Core deposits[3]	27.0%
Premium to Greater Bay’s stock price as of May 2, 2007	7.7%

[1]	Based upon median analysts’ estimates for 2007 earnings per share of $1.61, prior to Greater Bay’s announcement of first quarter results.
[2]	Based upon Greater Bay management estimates for 2007 earnings per share.
[3]	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs.

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Greater Bay and Wells Fargo and groups of commercial banks selected by Sandler O’Neill.

The comparable group used for Greater Bay consisted of the following 12 publicly traded commercial banks located in the western region:

Bank of Hawaii Corporation Central Pacific Financial Corp. City National Corporation CVB Financial Corp. First Community Bancorp Glacier Bancorp, Inc.	Pacific Capital Bancorp Sterling Financial Corporation SVB Financial Group Umpqua Holdings Corporation Westamerica Bancorporation Western Alliance Bancorporation

Sandler O’Neill’s analysis compared publicly available financial and market trading information for Greater Bay and the median data for the comparable group as of March 31, 2007. The table below compares the data for Greater Bay and the median data for the comparable group, as calculated by Sandler O’Neill, with pricing data as of May 3, 2007. Sandler O’Neill noted that on May 3, 2007, Greater Bay’s stock price increased approximately 11.6% and the stock traded on unusually high volume, which impacted the analyses below.

Greater Bay Comparable Group Analysis

	Greater Bay		Greater Bay Comparable Group Median
Market capitalization (millions of dollars)	$1,508		$1,370
Price/Tangible book value per share	329%		307%
Price/Last 12 months earnings per share	20.4	x	15.7	x
Price/2007 Estimated earnings per share[1]	20.4	x	15.6	x
Price/2008 Estimated earnings per share[1]	18.8	x	14.0	x
Price/52-week high	95.0%		86.5%
Dividend yield	2.42%		2.64%
Tangible equity/Tangible assets	6.47%		7.36%
Most recent quarter return on average assets	0.97%		1.50%
Most recent quarter return on average equity	8.4%		14.4%
Most recent quarter net interest margin	3.78%		4.43%
Most recent quarter efficiency ratio	75.4%		53.8%
Non performing assets/Total assets	0.43%		0.13%
Most recent quarter earnings per share growth (year-over-year)	-6.1%		5.2%

[1]	Based on Greater Bay’s internal earnings per share estimates for 2007 and 2008.

The comparable group for Wells Fargo selected by Sandler O’Neill consisted of the following publicly traded nationwide or regional commercial banks:

Bank of America Corporation Bank of New York Company, Inc. Capital One Financial Corporation Citigroup Inc. JPMorgan Chase & Co.	Regions Financial Corporation SunTrust Banks, Inc. U.S. Bancorp Wachovia Corporation

Sandler O’Neill’s analysis compared publicly available financial and market trading information for Wells Fargo and the median data for the comparable group as of March 31, 2007. The table below compares the data for Wells Fargo and the median data for the Wells Fargo comparable group, as calculated by Sandler O’Neill, with pricing data as of May 3, 2007.

Wells Fargo Comparable Group Median

	Wells Fargo		Wells Fargo Comparable Group Median
Market capitalization (millions of dollars)	$120,083		$60,618
Price/Tangible book value per share	350%		357%
Price/Last 12 months earnings per share	14.1	x	11.7	x
Price/2007 estimated earnings per share	13.1	x	11.8	x
Price/2008 estimated earnings per share	11.9	x	11.2	x
Price/52-week high	96.9%		93.6%
Dividend yield	3.13%		3.98%
Tangible equity/Tangible assets(1)	7.24%		5.31%
Most recent quarter return on average assets	1.86%		0.26%
Most recent quarter return on average equity	19.4%		15.4%
Most recent quarter net interest margin(2)	4.91%		2.98%
Most recent quarter efficiency ratio(2)	58.7%		59.5%
Non performing assets/Total assets	0.47%		0.26%
Most recent quarter earnings per share growth (year-over-year)	10.0%		0.0%

(1)	Based on estimated intangibles of Wells Fargo of $11.8 billion.
(2)	Assumes fully taxable equivalent net interest income of $5.038 billion in the most recent quarter.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Greater Bay’s common stock for the one-year and three-year periods ended May 3, 2007. Sandler O’Neill compared the relationship between the movements in the prices of Greater Bay’s common stock to movements in the prices of the NASDAQ Bank Index, S&P Bank Index, S&P 500 Index and a composite group (a weighted average by market capitalization) of 12 publicly traded western region commercial banks (see “Comparable Company Analysis” above) selected by Sandler O’Neill and comparable to Greater Bay. As reflected in the table shown below, during the one-year period ended May 3, 2007 (and including the effect of the 11.6% price appreciation on such date), Greater Bay outperformed the S&P Bank Index, NASDAQ Bank Index and Greater Bay comparable group and generally underperformed the S&P 500 Index. During the three-year period ended May 3, 2007, Greater Bay generally underperformed all of the indices to which it was compared. Sandler O’Neill noted that on May 3, 2007, Greater Bay’s stock price increased approximately 11.6% and the stock traded on unusually high volume, which impacted the analyses below.

Greater Bay’s Stock Performance

	Beginning Index Value May 2, 2006	Ending Index Value May 3, 2007
Greater Bay	100.00%	106.53%
Greater Bay Comparable Group	100.00	96.31
NASDAQ Bank Index	100.00	100.91
S&P Bank Index	100.00	102.83
S&P 500 Index	100.00	114.41

	Beginning Index Value April 30, 2004	Ending Index Value May 3, 2007
Greater Bay	100.00%	104.12%
Greater Bay Comparable Group	100.00	129.95
NASDAQ Bank Index	100.00	117.00
S&P Bank Index	100.00	123.88
S&P 500 Index	100.00	135.68

Sandler O’Neill also reviewed the history of the reported trading prices and volume of Wells Fargo’s common stock for the one-year and the three-year periods ended May 3, 2007. Sandler O’Neill compared the relationship between the movements in the prices of Wells Fargo’s common stock to movements in the prices of the NASDAQ Bank Index, S&P Bank Index, S&P 500 Index and a composite group (a weighted average by market capitalization) of nine publicly traded nationwide commercial banks (see “Comparable Company Analysis” above) selected by Sandler O’Neill and comparable to Wells Fargo. As reflected in the table shown below, during the one-year period ended May 3, 2007, Wells Fargo underperformed the S&P 500 index and the Wells Fargo comparable group and generally outperformed the NASDAQ Bank Index and S&P Bank Index. During the three-year period ended May 3, 2007, Wells Fargo underperformed the S&P 500 Index and outperformed all of the other indices to which it was compared.

Wells Fargo’s Stock Performance

	Beginning Index Value May 2, 2006	Ending Index Value May 3, 2007
Wells Fargo	100.00%	105.58%
Wells Fargo Comparable Group	100.00	106.27
NASDAQ Bank Index	100.00	100.91
S&P Bank Index	100.00	102.83
S&P 500 Index	100.00	114.41

	Beginning Index Value April 30, 2004	Ending Index Value May 3, 2007
Wells Fargo	100.00%	126.96%
Wells Fargo Comparable Group	100.00	124.39
NASDAQ Bank Index	100.00	117.00
S&P Bank Index	100.00	123.88
S&P 500 Index	100.00	135.68

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 18 merger transactions announced from January 1, 2004 through May 3, 2007 involving commercial banks as acquired institutions with announced transaction values greater than $500 million and less than $5.0 billion. Sandler O’Neill reviewed the multiples of transaction price at announcement to last 12 months’ earnings per share, transaction price to estimated earnings per share, transaction price to stated book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price two days before announcement and computed median multiples and premiums for the transactions. The median multiples were compared to the multiples of Wells Fargo’s $28.50 offer per Greater Bay share (assuming a Wells Fargo Measurement Price equal to Wells Fargo’s May 3, 2007 stock price).

Comparable Transaction Multiples

	Median Comparable Multiple		$28.50 Implied Multiple
Transaction value/Last 12 months earnings per share	20.0	x	19.7	x
Transaction value/Estimated earnings per share[1]	19.9	x	19.7	x
Transaction value/Stated book value per share	256%		195%
Transaction value/Tangible book value per share	332%		317%
Tangible book premium/Core deposits[2]	25.5%		27.0%
Market premium	18.5%		7.7%

[1]	Based on Greater Bay’s internal earnings per share estimates for 2007.
[2]	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Greater Bay through December 31, 2010 under various circumstances, assuming Greater Bay’s projected dividend stream and that Greater Bay performed in accordance with management’s internal financial projections for 2007 and internal long-term growth rate for those years after 2007. To approximate the terminal value of Greater Bay’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 13.5x to 17.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Greater Bay common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Greater Bay common stock of $19.25 to $27.03. In addition, the terminal value of Greater Bay’s common stock at December 31, 2010 was calculated using the same range of price to last 12 months earnings multiples (13.5x to 17.0x) applied to a range of discounts and premiums to management’s projections. The range applied to the forecasted net income was 20.0% under forecast to 20.0% over forecast, using a discount rate of 11.1% for the analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Greater Bay’s common stock of $17.21 to $29.17 when applying the price to earnings multiples to the -20.0% to +20.0% budget range.

With Varying Discount Rates (assuming forecast achieved):

		Earnings Per Share Multiples
		13.5x	14.0x	14.5x	15.0x	15.5x	16.0x	16.5x	17.0x
Discount	9.0%	$22.45	$23.10	$23.76	$24.41	$25.07	$25.72	$26.38	$27.03
Rate	9.5%	22.01	22.65	23.29	23.93	24.57	25.22	25.86	26.50
	10.0%	21.59	22.21	22.84	23.47	24.09	24.72	25.35	25.98
	10.5%	21.17	21.79	22.40	23.01	23.63	24.24	24.85	25.47
	11.0%	20.77	21.37	21.97	22.57	23.17	23.77	24.37	24.97
	11.5%	20.37	20.96	21.55	22.14	22.73	23.32	23.90	24.49
	12.0%	19.99	20.57	21.14	21.72	22.29	22.87	23.45	24.02
	12.5%	19.62	20.18	20.74	21.31	21.87	22.43	23.00	23.56
	13.0%	19.25	19.80	20.35	20.91	21.46	22.01	22.56	23.11

With Forecast Variance (assuming an 11.1% discount rate):

		Earnings Per Share Multiples
		13.5x	14.0x	14.5x	15.0x	15.5x	16.0x	16.5x	17.0x
Exceed	20.0%	$24.15	$24.87	$25.58	$26.30	$27.02	$27.74	$28.45	$29.17
Forecast	15.0%	23.28	23.97	24.66	25.34	26.03	26.72	27.41	28.10
	10.0%	22.41	23.07	23.73	24.39	25.05	25.70	26.36	27.02
	5.0%	21.55	22.18	22.80	23.43	24.06	24.69	25.32	25.94
	0.0%	20.68	21.28	21.88	22.47	23.07	23.67	24.27	24.87
	(5.0%)	19.81	20.38	20.95	21.52	22.09	22.65	23.22	23.79
	(10.0%)	18.95	19.49	20.02	20.56	21.10	21.64	22.18	22.71
Under	(15.0%)	18.08	18.59	19.10	19.60	20.11	20.62	21.13	21.64
Forecast	(20.0%)	17.21	17.69	18.17	18.65	19.13	19.60	20.08	20.56

Sandler O’Neill also performed an analysis that estimated the future stream of after-tax dividend flows of Wells Fargo through December 31, 2010 under various circumstances, assuming Wells Fargo’s projected dividend stream and that Wells Fargo performed in accordance with the publicly available consensus First Call earnings estimate projections through 2009 and publicly available First Call long-term earnings growth rate thereafter. To approximate the terminal value of Wells Fargo’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 10.5x to 14.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Wells Fargo common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Wells Fargo common stock of $33.65 to $50.41. In addition, the terminal value of Wells Fargo’s common stock at December 31, 2010 was calculated using the same range of price to last 12 months earnings multiples (10.5x to 14.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 20.0% under budget to 20.0% over budget, using a discount rate of 10.0% for the analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Wells Fargo’s common stock of $31.72 to $54.22 when applying the price to earnings multiples to the -20.0% to +20.0% budget range.

With Varying Discount Rates (assuming forecast achieved):

		Earnings Per Share Multiples
		10.5x	11.0x	11.5x	12.0x	12.5x	13.0x	13.5x	14.0x
Discount	8.00%	$40.65	$42.05	$43.44	$44.83	$46.23	$47.62	$49.02	$50.41
Rate	9.00%	39.11	40.44	41.78	43.11	44.45	45.78	47.12	48.45
	10.00%	37.64	38.92	40.20	41.47	42.75	44.03	45.31	46.59
	11.00%	36.24	37.47	38.69	39.92	41.14	42.36	43.59	44.81
	12.00%	34.91	36.09	37.26	38.43	39.61	40.78	41.95	43.13
	13.00%	33.65	34.77	35.90	37.02	38.15	39.27	40.40	41.52

With Forecast Variance (assuming a 10.0% discount rate):

		Earnings Per Share Multiples
		10.5x	11.0x	11.5x	12.0x	12.5x	13.0x	13.5x	14.0x
Exceed	20.0%	$43.49	$45.02	$46.56	$48.09	$49.62	$51.15	$52.68	$54.22
Forecast	15.0%	42.02	43.49	44.96	46.43	47.89	49.36	50.83	52.30
	10.0%	40.55	41.95	43.36	44.76	46.17	47.57	48.98	50.38
	5.0%	39.08	40.42	41.76	43.10	44.44	45.78	47.12	48.46
	0.0%	37.61	38.88	40.16	41.44	42.72	43.99	45.27	46.55
	(5.0%)	36.14	37.35	38.56	39.78	40.99	42.20	43.41	44.63
	(10.0%)	34.67	35.82	36.96	38.11	39.26	40.41	41.56	42.71
Under	(15.0%)	33.20	34.28	35.37	36.45	37.54	38.62	39.71	40.79
Forecast	(20.0%)	31.72	32.75	33.77	34.79	35.81	36.83	37.85	38.87

In connection with its analyses, Sandler O’Neill considered and discussed with the Greater Bay board how the present value analyses would be affected by changes in the underlying assumptions, including, with respect to the Greater Bay analyses, variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Per Share Equivalent Analysis: Using financial data for Greater Bay and Wells Fargo as of March 31, 2007 and using internal financial projections for Greater Bay for the year ended December 31, 2007 and an internal long-term growth rate for the year ended December 31, 2008 and using consensus earnings per share estimates for Wells Fargo for the years ending December 31, 2007 and 2008 as published by First Call, Sandler O’Neill analyzed the expected impact on Greater Bay shareholders from exchanging their shares of Greater Bay for shares of Wells Fargo as outlined in the merger agreement. From the perspective of a Greater Bay shareholder, the analysis indicated that the transaction would be accretive to earnings per share in the years ended December 31, 2007 and 2008, dilutive to tangible book value per share and accretive to cash dividends per share. The actual results achieved may vary from projected results and the variations may be material.

Greater Bay has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $11 million, of which $1,105,109 has been received and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $250,000 for rendering its opinion, which is creditable against the transaction fee. Greater Bay has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the past, Sandler O’Neill has provided certain investment banking services to Greater Bay and has received compensation for such services and Sandler O’Neill may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Greater Bay and Wells Fargo and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Greater Bay or Wells Fargo or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Forecasts

Prior to entering into the merger agreement, Greater Bay provided to Wells Fargo and Sandler O’Neill certain financial forecasts. Certain of the financial analyses prepared by Sandler O’Neill utilized internal management estimates for Greater Bay provided by Greater Bay’s management. Greater Bay’s internal management estimate of 2007 earnings was $1.45 per share, which was less than publicly available consensus analyst estimates. These financial data were prepared for internal budgeting and other purposes, and were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or generally accepted accounting principles. The financial forecasts provided by Greater Bay are not facts and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement-prospectus are cautioned not to place undue reliance on these financial forecasts. These estimates are “forward-looking statements” and actual results may differ materially from them; see “Cautionary Statement Regarding Forward-Looking Statements” on page [    ].

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Greater Bay’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated in this proxy statement/prospectus relates to Greater Bay’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Interests of Certain Greater Bay Directors and Executive Officers in the Merger

In considering the recommendation of the Greater Bay board of directors that you vote to approve the merger agreement, you should be aware that some of Greater Bay’s executive officers and directors may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of Greater Bay’s shareholders generally. The Greater Bay board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Equity Compensation Awards. Upon completion of the merger, all options to purchase shares of Greater Bay common stock (other than certain stock options that are to be granted immediately prior to the merger) and all restricted shares of Greater Bay common stock that are outstanding and unvested will vest in full in accordance with Greater Bay’s existing equity incentive plans. The merger agreement provides that, upon completion of the merger, each Greater Bay stock option that is outstanding immediately prior to completion will be converted into a stock option to purchase a number of shares of Wells Fargo common stock equal to the number of shares subject to the Greater Bay stock option multiplied by the exchange ratio at an exercise price per share equal to the exercise price per share of Greater Bay common stock subject to the Greater Bay stock option immediately before the merger divided by the exchange ratio. In addition, the merger agreement provides that each Greater Bay restricted share outstanding immediately before completion will be converted at completion into the right to receive the merger consideration.

In connection with the merger, the Greater Bay stock incentive plans are to be amended to provide that, if, during the two-year period following a change in control, such as completion of the merger, a holder’s service terminates under circumstances that would give rise to the provision of severance benefits to the holder under the applicable severance plan or employment agreement, the holder’s stock options may be exercised until the earlier of the third anniversary of the date of termination of service or the original full term of the option. Any non-employee director who terminates service on the board of directors in connection with the merger will also receive this extended post-termination exercise period.

Long Term Incentive Plan. In connection with the merger, the Greater Bay Long Term Incentive Plan is to be amended prior to completion of the merger to provide (i) for vesting in full at actual performance for the performance cycle commencing in 2005 with payment to be made immediately prior to completion of the merger and (ii) for vesting on a pro rata basis at 2/3rds of target performance for the performance cycles commencing in 2006 and 2007 with payment to be made immediately prior to the completion of the merger.

Employment Agreement with Byron Scordelis. Greater Bay is party to an employment agreement with Byron Scordelis, President and Chief Executive Officer of Greater Bay. If, during the two-year period following a change in control, such as completion of the merger, Mr. Scordelis’ employment is terminated by Greater Bay for any reason (other than for cause) or Mr. Scordelis resigns for “good reason,” as defined in the agreement, Mr. Scordelis will be entitled to receive a lump sum cash payment equal to three times the sum of his annual base salary and average bonus earned over the immediately preceding three years. In addition, Mr. Scordelis is entitled to receive this change in control payment in the event he voluntarily terminates his employment for any reason within 30 days immediately following the expiration of the sixth month following a change in control. Wells Fargo has acknowledged that Mr. Scordelis will have “good reason” to resign effective as of the completion of the merger. Mr. Scordelis’ employment agreement provides that if any payments or benefits that he receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payment so that he is placed in the same after-tax position as if no excise tax had been imposed.

In connection with the merger, Mr. Scordelis’ employment agreement is to be amended to: (i) provide that his average bonus earned for purposes of determining severance will be equal to the highest bonus earned in the prior three years, (ii) provide for continued welfare benefits for the three-year period following his date of termination, (iii) provide that he will be paid the amounts payable on a termination without cause under the agreement (as amended) on January 2, 2008 or such earlier date as permitted under Section 409A, and (iv) provide that on January 2, 2008 or such earlier date as permitted under Section 409A, he will be paid the amounts previously earned and deferred under Greater Bay’s deferred compensation plans.

Supplemental Executive Retirement Agreements. Prior to 2005, Greater Bay entered into individual defined benefit supplemental employee retirement agreements (SERPs) with Messrs. Scordelis, Shannon, Westfall and Husain and Mses. Hiraoka and Iannone. Under these SERPs, Greater Bay is generally obligated to provide an annual benefit with annual increases of 3% for an executive in an amount defined under the SERPs. However, for Messrs. Scordelis and Shannon and Ms. Iannone, the retirement benefit has two components, an unfunded benefit that is payable by Greater Bay for the executive’s lifetime and a funded benefit provided through insurance policies owned by a secular trust established for the benefit of the executive. Each contribution to the secular trust is taxable to the executive. Greater Bay pays the secular trust participants an additional amount to cover the taxes imposed on these contributions. At the time of retirement, the funded portion of the benefit is “trued up” to an amount expected to provide a specified benefit each year until the executive reaches age 85. Once the “true up” occurs at retirement, Greater Bay has no further funding obligation and the executive may take payment of the benefit from the trust in any manner that he or she chooses. Ms. Hiraoka and Messrs. Westfall and Husain have only unfunded SERP benefits.

For Messrs. Scordelis, Westfall, Shannon and Husain, and Mses. Hiraoka and Iannone, the retirement benefit is fully vested on the earlier of 10 years of participation in the plan or the executive’s attainment of age 62. In the event an executive’s employment terminates within two years following a change in control of Greater Bay, such as completion of the merger, the executive will become fully vested in the SERP and, in the case of Messrs. Scordelis and Shannon and Ms. Iannone, all contributions will be made to the secular trust and all related tax gross-ups will be paid.

With respect to the secular trust and SERP of Mr. Scordelis, the merger agreement provides Greater Bay with the right to (i) transfer the insurance policies in the secular trust to Mr. Scordelis along with the future premium obligations and (ii) provide for (A) a SERP benefit equal to 60% of Mr. Scordelis’ current base salary ($750,000) with a 3% cost of living adjustment and (B) a spousal benefit in the event Mr. Scordelis dies prior to attaining age 72 equal to ten years of payments in accordance with the SERP benefit formula so long as these changes, in the aggregate, do not result in an increase to the amount of the “golden parachute” excise tax gross-up payable to Mr. Scordelis.

Greater Bay Bancorp 2005 Supplemental Executive Retirement Plan. In 2005, Greater Bay adopted a noncontributory retirement plan, called the Greater Bay Bancorp 2005 Supplemental Executive Retirement Plan (“2005 SERP”) for new executive officers, such as Ms. Anderson and Mr. Gula, both of whom did not receive individual SERPs prior to 2005. The 2005 SERP provides a benefit at social security retirement age targeted at 50% (2% per year of service up to 25 years of service) of final average eligible compensation, with offsets for social security and other employer paid retirement benefits. Retirement benefits are non-forfeitable for participants who terminate (i) on or after age 55 with at least ten years of service, (ii) on or after age 65, (iii) as a result of death or disability, or (iv) in connection with a change in control of Greater Bay, such as completion of the merger

Change in Control Plan. Greater Bay maintains a change in control severance plan in which certain senior officers, including each of its executive officers (other than Mr. Scordelis) participates. The plan provides that, if, during the one-year period following a change in control, such as completion of the merger, a participant’s employment is terminated other than for cause, death or disability or if the participant resigns by reason of not being provided with a “comparable job,” as defined in the plan, the participant will be generally entitled to receive:

•	a pro-rated bonus for the year in which employment termination occurs based on the performance of the participant,

•	a lump sum cash payment equal to 2.5 times the sum of the participant’s annual base salary and average bonus earned over the immediately preceding three years,

•	30 months of continued health care benefits, and

•	outplacement services.

The plan provides that if any payments or benefits that the participant receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the participant will be entitled to an additional payment so that the participant is placed in the same after-tax position as if no excise tax had been imposed. In the merger agreement, Wells Fargo acknowledged that each of the executive officers will not be employed in a comparable position effective as of the completion of the merger.

Indemnification and Insurance. Greater Bay’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Greater Bay’s articles of incorporation and bylaws, specific agreements and the merger agreement. Under the merger agreement, Wells Fargo has agreed for a period of six years to maintain in effect any provisions in Greater Bay’s and its subsidiaries’ articles of incorporation and bylaws providing for the indemnification or holding harmless of each present and former director and officer of Greater Bay or any of its subsidiaries for acts or omissions occurring at or prior to the effective time of, or in connection with, the merger to the same extent as Greater Bay is obligated to indemnify, defend and hold harmless such parties.

Under the merger agreement, Wells Fargo has agreed to maintain in effect, for six years after the date of the merger, the current directors’ and officers’ liability insurance maintained by Greater Bay (or to substitute policies with substantially equivalent coverage and terms), but is not obligated to pay more than 250% of the current annual premiums paid for such insurance.

Materi al U.S. Federal Income Tax Consequences

The following section is a summary of the anticipated material U.S. federal income tax consequences of the merger to holders of Greater Bay common stock. This discussion addresses only those Greater Bay shareholders that hold their Greater Bay common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular Greater Bay shareholders in light of their individual circumstances or to Greater Bay shareholders that are subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	mutual funds,

•	S corporations or other pass-through entities (or investors in S corporations or other pass-through entities),

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Greater Bay common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States,

•	persons who perfect appraisal rights, and

•	shareholders who acquired their shares of Greater Bay common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement-prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within Greater Bay’s or Wells Fargo’s control. You should consult with your own tax advisor regarding the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally. Wells Fargo and Greater Bay have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Greater Bay’s obligation to complete the merger that Greater Bay receive an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from Greater Bay and Wells Fargo. This tax opinion will not be binding on the Internal Revenue Service. Neither Wells Fargo nor Greater Bay intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code. Accordingly, the following principal U.S. federal income tax consequences will apply:

•

no gain or loss will be recognized by Greater Bay shareholders who receive shares of Wells Fargo common stock in exchange for shares of Greater Bay common stock in the merger, except with respect to cash received instead of fractional share interests in Wells Fargo common stock;

•

the aggregate basis of the Wells Fargo common stock received in the merger will be the same as the aggregate basis of the Greater Bay common stock for which it is exchanged, less any basis attributable to fractional share interests in Wells Fargo common stock for which cash is received; and

•	the holding period of Wells Fargo common stock received in exchange for shares of Greater Bay common stock will include the holding period of the Greater Bay common stock for which it is exchanged.

Cash Received Instead of a Fractional Share of Wells Fargo Common Stock. A Greater Bay shareholder who receives cash instead of a fractional share of Wells Fargo common stock will be treated as having received the fractional share of Wells Fargo common stock pursuant to the merger and then as having exchanged the fractional share of Wells Fargo common stock for cash in a redemption by Wells Fargo. As a result, a Greater Bay shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his, her or its fractional share of Wells Fargo common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of Greater Bay common stock instead of a fractional share of Wells Fargo common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Dissenters’ Rights for Greater Bay Shareholders

Greater Bay shareholders will be given the opportunity to exercise dissenters’ rights in connection with the merger. The procedures for Greater Bay shareholders to exercise dissenters’ rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters’ rights as applicable to the shareholders of Greater Bay. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Appendix D. If you wish to exercise dissenters’ rights or wish to preserve the right to do so you should carefully read Appendix D. You must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters’ rights may be lost.

If the merger is completed and you perfect your dissenters’ rights in a timely and proper fashion in accordance with the procedures set forth in Chapter 13, and certain other conditions are met, you will be entitled to receive, in lieu of participating in the merger and receiving Wells Fargo common stock, an amount in cash equal to the “fair market value” of your shares, determined in accordance with applicable law.

You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13:

•	Your shares of Greater Bay common stock must be outstanding as of the record date of the shareholders’ meeting at which you may vote the shares;

•

You must vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to exercise dissenters’ rights with respect to those shares which were voted against the merger; and

•

If you voted against the merger and you wish to have purchased those shares that were voted against the merger, you must make a written demand to have Greater Bay purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by Greater Bay or its transfer agent no later than the date of the shareholders’ meeting at which you may vote the shares.

Shares of Greater Bay must be purchased by Greater Bay from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made for payment with respect to 5% or more of the outstanding shares of Greater Bay common stock. This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by Greater Bay or by any law or regulation. Greater Bay is not aware of any restriction on transfer of any of its shares of common stock except restrictions which may be imposed upon shareholders who are deemed to be “affiliates” of Greater Bay as that term is used in the Securities Act of 1933. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters’ rights they may have.

If you return a proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights.

If the merger is approved by the Greater Bay shareholders, Greater Bay will have 10 days after the approval to mail those shareholders who voted against the merger and who made a timely demand for payment, assuming demands for payment have been made with respect to 5% or more of the outstanding shares of Greater Bay common stock, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Greater Bay must state the price it determines represents the fair market value of the dissenting shares. The notice of approval will constitute an offer by Greater Bay to purchase the dissenting shares at the price stated. Additionally, Greater Bay must set forth in the notice of approval a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters’ rights.

A written demand is essential to perfect dissenters’ rights. Chapter 13 requires you to specify in the written demand the number of shares you hold of record which you are demanding Greater Bay to purchase. In the written demand, you must also include a statement of the figure you claim to be the fair market value of those shares determined in accordance with applicable law. This demand will constitute an offer by you to sell the dissenting shares at the price stated.

In addition to the requirements of Chapter 13 of the California General Corporation Law described herein, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered.

•	The demand should be sent by registered or certified mail, return receipt requested.

•	The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

•	A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

•

Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Greater Bay so requests, furnish written proof of his or her capacity and authority to sign the demand. A shareholder may not withdraw a demand for payment without the consent of Greater Bay.

Under California law, a demand by a shareholder is not effective for any purpose unless it is received by Greater Bay or its transfer agent no later than the date of the shareholders’ meeting at which such shares are entitled to be voted.

Within 30 days after the date on which Greater Bay mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Greater Bay at the office it designates in the notice of approval. Greater Bay will stamp or endorse the certificates with a statement that the shares are dissenting shares or Greater Bay will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Greater Bay common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

If Greater Bay and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between Greater Bay and you. Greater Bay will pay the fair value of the dissenting shares within 30 days after Greater Bay and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Greater Bay’s duty to pay is subject to your surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Greater Bay to purchase its outstanding shares.

If Greater Bay denies that the shares surrendered are dissenting shares, or Greater Bay and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed the price offered to the shareholder, Greater Bay will be required to pay such costs (including, in the discretion of the court, attorney’s fees and expert witness fees if the value awarded by the court exceeds 125% of the price offered to the shareholder).

This summary has already described certain situations where shareholders of Greater Bay will cease to have dissenters’ appraisal rights. In addition to the situations described above, you will cease to have dissenters’ appraisal rights if:

•

Greater Bay abandons the merger, in which case Greater Bay will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys’ fees incurred in such proceedings;

•	you transfer your dissenting shares before submitting them to Greater Bay for endorsement; or

•	you withdraw your demand for the purchase of the dissenting shares with the consent of Greater Bay.

Any demands, notices, certificates or other documents required to be delivered to Greater Bay must be sent to:

Greater Bay Bancorp

1900 University Avenue

East Palo Alto, CA 94303

Attention: Linda M. Iannone, Corporate Secretary

Each holder of Greater Bay common stock who becomes entitled pursuant to provisions of applicable law to payment for his or her dissenting shares will receive payment therefor from Greater Bay (or Wells Fargo, as successor) and such shares of Greater Bay common stock will be canceled. If any holder of Greater Bay common stock effectively withdraws or loses his or her right to appraisal of and payment for his or her dissenting shares after the effective time of the merger as provided in Chapter 13 of the California General Corporation Law, such shares shall remain outstanding and shall be converted into the merger consideration provided for in the merger agreement.

Regulatory Approvals

Federal Reserve Board Approval. The Board of Governors of the Federal Reserve System must approve the merger before the merger can be completed. Federal Reserve Board approval is required because Wells Fargo is a bank holding company proposing to acquire another bank holding company, Greater Bay.

On June 21, 2007, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Greater Bay shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Antitrust Approval. The merger is subject to review by the United States Department of Justice, or DOJ, or the United States Federal Trade Commission, or FTC, to determine whether it complies with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and its related rules, the merger cannot be completed until both Wells Fargo and Greater Bay file notification of the proposed merger with the DOJ and the FTC and the specified waiting periods have expired or been terminated. Each of Wells Fargo and Greater Bay filed, on July 5, 2007, its notification of the proposed merger with the DOJ and the FTC. The waiting period under the Hart-Scott-Rodino Act will expire on August 6, 2007, unless terminated earlier by the DOJ or the FTC.

Wells Fargo and Greater Bay are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Greater Bay intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Wells Fargo Employee Benefit Plans

Employees of Greater Bay and its subsidiaries will be eligible to participate in the employee welfare benefit plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans (except for pre-existing condition exclusions, other than in the case of the Wells Fargo Long Term Care Plan). Eligible employees will receive credit for years of past service to Greater Bay or a Greater Bay subsidiary (or their predecessors in interest), to the extent credited under the vacation and short-term disability programs of Greater Bay, for the purpose of determining benefits under Wells Fargo’s Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan.

Employees of Greater Bay and its subsidiaries will be eligible to participate in Wells Fargo’s 401(k) Plan, subject to any eligibility requirements applicable to the plan. Eligible employees will receive full credit for years of past service to Greater Bay or a Greater Bay subsidiary (or their predecessors in interest) to the extent that such service is currently given credit under Greater Bay’s existing 401(k) plan, for the purpose of satisfying any eligibility and vesting periods applicable to Wells Fargo’s 401(k) Plan.

Employees of Greater Bay and its subsidiaries will be eligible to participate in Wells Fargo’s Cash Balance Plan, subject to any eligibility requirements applicable to the plan. Wells Fargo will not recognize their past service to Greater Bay or a Greater Bay subsidiary (or their predecessors in interest) for purposes of the plan. As a result, eligible employees will begin participation in the Cash Balance Plan as new employees.

Employees of Greater Bay and its subsidiaries will be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo will recognize years of past service with Greater Bay or a Greater Bay subsidiary for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

Exchange of Certificates

After completion of the merger, Wells Fargo Bank, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Greater Bay common stock a form of letter of transmittal, together with instructions for the exchange of the holder’s Greater Bay stock certificates for a certificate or direct registration statement for shares of Wells Fargo common stock.

Greater Bay shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Greater Bay common stock until after the certificates have been surrendered for exchange.

When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate or direct registration statement for the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

A certificate or direct registration statement for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate or direct registration statement either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

The exchange agent will issue stock certificates or direct registration statements for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Greater Bay common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

After completion of the merger, no transfers will be permitted on the books of Greater Bay. If, after completion of the merger, certificates for Greater Bay common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates or direct registration statements for Wells Fargo common stock.

None of Wells Fargo, Greater Bay, the exchange agent or any other person will be liable to any former holder of Greater Bay common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Sale of Wells Fargo Common Stock Issued in the Merger

The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Greater Bay shareholders who are considered to be “affiliates” of Greater Bay under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of “affiliate” is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

Affiliates of Greater Bay may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions. As a practical matter, the rules of the Securities Act generally would permit an affiliate of Greater Bay to sell the Wells Fargo shares received in the merger if the shares are sold through a broker or dealer.

Greater Bay has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Greater Bay that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

This proxy statement-prospectus does not cover resales of Wells Fargo common stock received in the merger by affiliates of Greater Bay.

Stock Exchange Listing

The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Greater Bay’s obligation to complete the merger. See “The Merger Agreement—Conditions to the Merger.”

Accounting Treatment

Wells Fargo will account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Greater Bay. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Greater Bay’s operations after the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. Greater Bay shareholders are encouraged to read the merger agreement carefully and in its entirety.

General

The merger agreement provides for the merger of a newly formed, wholly owned subsidiary of Wells Fargo with and into Greater Bay. Greater Bay will survive the merger as a wholly owned subsidiary of Wells Fargo. Greater Bay shareholders will receive shares of Wells Fargo common stock for their shares of Greater Bay common stock.

Closing Matters

The merger will become effective when the Agreement and Plan of Merger and other specified documents have been filed with and accepted by the California Secretary of State. Greater Bay and Wells Fargo have agreed to file the Agreement and Plan of Merger and the other required documents within two business days after the first business day after the last condition to the merger has been satisfied or waived and the period for determining eligibility to perfect dissenters’ rights has expired, or on such other date as they may agree.

Representations and Warranties

The merger agreement contains various representations and warranties by Greater Bay and/or Wells Fargo concerning, among other things:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	ownership and certain activities of subsidiaries;

•	capital structure;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	conflicts with or breaches or violations of organizational documents, material agreements, applicable laws, judgments or orders as a result of the merger;

•	governmental and third party consents and approvals;

•	financial statements and filings with the SEC and other governmental agencies;

•	title to and condition of real and personal property;

•	filing of tax returns, payment of taxes and absence of certain tax proceedings;

•	absence of material adverse changes;

•	contracts, commitments, leases and other agreements;

•	absence of pending or threatened litigation or proceedings other than litigation or proceedings disclosed under the merger agreement;

•	insurance;

•	permits and licenses, and compliance with laws;

•	labor matters;

•	interests of Greater Bay directors and officers in the merger;

•	employee benefit plans;

•	accuracy of information provided;

•	absence of any contractual obligation to register securities except as disclosed under the merger agreement;

•	absence of brokerage or finder’s fees except as disclosed under the merger agreement;

•	administration of fiduciary accounts;

•	absence of default on material agreements;

•	absence of environmental liabilities except as disclosed under the merger agreement;

•	patents, trademarks and trade names;

•	absence of any California takeover statute that would preclude the merger;

•	the Greater Bay shareholder vote required to approve the merger agreement; and

•	derivative contracts.

The representations and warranties of each of Greater Bay and Wells Fargo have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

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have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•

will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Covenants

The merger agreement has a number of covenants and agreements that govern the actions of Greater Bay and Wells Fargo pending completion of the merger.

Greater Bay. Some of the more significant covenants and agreements of Greater Bay are summarized below.

No Solicitation of Competing Transactions. Neither Greater Bay nor any Greater Bay subsidiary nor any director, officer, representative or agent of Greater Bay or any Greater Bay subsidiary will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

•

purchase 15 percent or more of the outstanding shares of Greater Bay common stock, any option or warrant to purchase 15 percent or more of the outstanding shares of Greater Bay common stock, any securities convertible into 15 percent or more of the outstanding shares of Greater Bay common stock, or any other equity security of Greater Bay or Greater Bay subsidiary representing 15 percent or more of the general voting power of the outstanding capital stock of Greater Bay;

•	make a tender or exchange offer for any shares of Greater Bay common stock or other equity security;

•	purchase, lease or otherwise acquire 15 percent or more of the assets of Greater Bay or any of its subsidiaries except in the ordinary course of business; or

•	merge, consolidate or otherwise combine with Greater Bay or any of its subsidiaries.

Notwithstanding the above, Greater Bay may engage in such negotiations and discussions under limited circumstances as specified in the merger agreement and is permitted to comply with certain tender offer rules as provided in the merger agreement.

Greater Bay has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing.

Recommendation of Merger Agreement by Greater Bay Board. Greater Bay has agreed that its board of directors will, except to the extent Greater Bay’s board of directors concludes in good faith, after taking into account the advice of its outside counsel and financial advisor, that to do so would breach, or would reasonably be expected to constitute a breach of, its fiduciary obligations under applicable law, recommend that Greater Bay shareholders vote for approval of the merger agreement and use its best efforts to solicit shareholder proxies in favor of approval of the merger agreement.

Conduct of Business Pending Closing of the Merger. Greater Bay and each Greater Bay subsidiary will, except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business;

•	conduct its business in its ordinary and usual manner;

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extend credit in accordance with existing lending policies, with certain extensions of credit subject to the prior written concurrence of Wells Fargo, which concurrence will be deemed waived under certain specified circumstances;

•	maintain proper business and accounting records in accordance with generally accepted principles;

•	maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

•	maintain in all material respects presently existing insurance coverage;

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use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

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use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger unless such efforts require expending funds not consented to by Greater Bay and Wells Fargo;

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comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Greater Bay and each Greater Bay subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Greater Bay and its subsidiaries taken as a whole; and

•	permit Wells Fargo and its representatives to examine its and its subsidiaries’ books, records and properties and to interview its officers, employees and agents.

Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, Greater Bay and each Greater Bay subsidiary will not:

•	amend or otherwise change its articles of incorporation or bylaws;

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issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except as required under employee benefit and dividend reinvestment plans and outstanding stock options as specified in the merger agreement;

•	authorize or incur any long-term debt (other than deposit liabilities);

•	mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

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enter into any material agreement, contract or commitment in excess of $250,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

•	commence any significant new line of business or terminate any existing line of business;

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make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to 180 days and in amounts of $500,000 or less or for terms between 180 days and up to one year and in amounts of $250,000 or less;

•	amend or terminate any specified employee benefit plan except as required by law or the terms of the merger agreement;

•	enter into any derivative contracts;

•	make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except:

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Greater Bay may declare and pay dividends on Greater Bay common stock, in accordance with applicable law and consistent with past practice, out of the net earnings of Greater Bay between the date of the merger agreement and the effective date of the merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.64 per share of Greater Bay common stock, provided Greater Bay shareholders will be entitled to a dividend, as determined by Greater Bay after consultation with Wells Fargo, on Greater Bay common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes;

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Greater Bay may pay quarterly scheduled dividends on its Series B Preferred Stock in an amount not to exceed $0.90625 per share in accordance with the terms of such preferred stock and dividends that are contractually required to be paid to the holders of specified preferred securities issued by any Greater Bay subsidiary; and

¡	any dividend declared by a Greater Bay subsidiary’s board of directors in accordance with applicable law and regulation;

•

redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Greater Bay except for the repurchase of shares upon exercise of Greater Bay stock options and redemption of the Series B Preferred Stock;

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increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, or enter into or amend any existing employment agreement with any officer, director, or executive employee of Greater Bay or its subsidiaries;

•	sell or otherwise dispose of any shares of capital stock of any Greater Bay subsidiary;

•

make, change or revoke any tax election, settle or compromise (or enter into a settlement or compromise of) any tax claim or liability, change (or make a request to any taxing authority to change) any aspect of its accounting methods for tax purposes or prepare or file any tax return (or any amendment thereof) unless such tax return shall have been prepared in a manner consistent with past practice; or

•	sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

Other Greater Bay Covenants. Greater Bay has also agreed:

•

subject to specified conditions, to establish such additional accruals and reserves as are necessary to conform its accounting practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of Greater Bay’s business after the merger, and to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the merger;

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to use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations from each executive officer, director or shareholder of Greater Bay who may reasonably be deemed an “affiliate” of Greater Bay within the meaning of such term as used in Rule 145 of the Securities Act. (See “The Proposed Merger—Sale of Wells Fargo Common Stock Issued in the Merger” on page [            ]); and

•

to provide that, following the approval by Greater Bay shareholders of the merger agreement, no further shares of Greater Bay common stock will be purchased under the Greater Bay Dividend Reinvestment Plan and to terminate the Greater Bay Dividend Reinvestment Plan immediately prior to the merger.

Wells Fargo. Some of the more significant covenants and agreements of Wells Fargo are summarized below:

Regulatory Approvals. Wells Fargo has agreed to take all necessary corporate and other action and file all documents required to obtain all regulatory approvals required to complete the merger.

Stock Exchange Listing. Wells Fargo will file all documents required to list the Wells Fargo shares to be issued as a result of the merger on the New York Stock Exchange.

Indemnification; Directors and Officers Insurance. Wells Fargo has agreed that for six years after the merger it will ensure that any provisions relating to the indemnification, exculpation or holding harmless of any person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the merger, a director or officer of Greater Bay or any Greater Bay subsidiary, in Greater Bay’s organizational documents or similar governing documents of any Greater Bay subsidiary as in effect as of the date of the merger agreement, as applicable in the particular case as in effect immediately prior to the merger, shall (a) with respect to claims arising from facts or events that occurred on or before the merger, or (b) the merger agreement or any of the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the merger, shall survive the merger and continue in full force and effect. In the event of a liquidation or sale of substantially all assets of Greater Bay, Wells Fargo will guarantee the indemnification obligations of Greater Bay and its subsidiaries to the extent of the net asset value of Greater Bay or any of its subsidiaries at the time of the merger. Under no circumstances is Wells

Fargo required to indemnify any person who was a director or officer of Greater Bay or any Greater Bay subsidiary to a greater extent than Greater Bay or the Greater Bay subsidiary was, as of the date of the merger agreement, required to indemnify that person. Wells Fargo has the right to assume the defense of any claim made against a present or former director or officer of Greater Bay or any of its subsidiaries if such claim could trigger its indemnification obligations.

Wells Fargo has also agreed to use its best efforts to maintain, for six consecutive years after the date of the merger, the current directors’ and officers’ liability insurance maintained by Greater Bay (or to substitute policies with substantially equivalent coverage and terms), but is not obligated to pay more than 250% of the current annual premiums paid for such insurance.

Registration of Shares. Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the issuance in the merger of the Wells Fargo common stock. Wells Fargo has agreed that at the time it becomes effective the registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. Wells Fargo has also agreed that at the time of the special meeting and at the effective time of the merger the proxy statement-prospectus included in the registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. Wells Fargo has agreed to list, reserve and register under the Securities Act all Wells Fargo shares to be issued under the converted options of Greater Bay.

Other Covenants. Wells Fargo has agreed to maintain its corporate existence in good standing and conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Wells Fargo has also agreed to maintain all books and records, including all financial statements, in accordance with generally accepted accounting principles and practices consistent with those used for its financial statements.

Conditions to the Merger

Under the merger agreement, various conditions are required to be met before Wells Fargo or Greater Bay is obligated to complete the merger. These conditions are customary and include:

•	continued accuracy as of the completion of the merger of the other company’s representations and warranties;

•	performance by the other company of its obligations under the merger agreement;

•	approval of the merger by regulatory authorities, and expiration of all applicable waiting and appeal periods;

•	absence of any order restraining or enjoining the merger;

•	receipt by Wells Fargo of all securities law or blue sky authorizations necessary to complete the merger; and

•

subject to certain exceptions, the absence since December 31, 2006 of any changes which have had or might reasonably be expected to have a “material adverse effect” (as defined in the merger agreement) on the other party.

Various additional conditions must be met before Greater Bay is obligated to complete the merger, including:

•

approval of the merger by Greater Bay shareholders, with the number of shares of Greater Bay common stock as to which statutory dissenters’ appraisal rights are perfected not exceeding the threshold that would prevent the delivery of the tax opinion described below;

•	listing on the New York Stock Exchange of the Wells Fargo common stock to be delivered to Greater Bay shareholders; and

•

receipt by Greater Bay of a tax opinion, dated the closing date of the merger, substantially to the effect that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Also, various additional conditions must be met before Wells Fargo is obligated to complete the merger, including:

•	receipt by Greater Bay and each Greater Bay subsidiary of all material consents or waivers from third parties to loan agreements, leases or other contracts required to complete the merger;

•

the total number of shares of Greater Bay common stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares or other share equivalents (but excluding shares issuable under the Greater Bay stock option granted to Wells Fargo in connection with the merger and the conversion of shares of the Series B Preferred Stock into Greater Bay common stock) shall not exceed 59,235,682 (subject to adjustments for changes in capitalization as specified in the merger agreement);

•

approval of the merger by Greater Bay shareholders, with the number of shares of Greater Bay common stock as to which statutory dissenters’ appraisal rights are perfected not exceeding 15% of the shares of Greater Bay common stock outstanding as of the date of the special meeting; and

•	the resignation of each member of Greater Bay’s board of directors.

Some of the conditions to the merger are subject to exceptions and/or a “materiality” standard. Certain conditions to the merger may be waived by the party entitled to assert the condition.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the completion of the merger:

•	By mutual written consent of Wells Fargo and Greater Bay;

•	By either Wells Fargo or Greater Bay if:

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The merger has not been completed by December 31, 2007, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date.

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A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or a required regulatory approval is denied, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in such denial.

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The other company breaches any of its representations, warranties, covenants or agreements under the merger agreement and the breach rises to a level that would excuse the terminating company’s obligation to complete the merger and either is incurable or is not cured within 30 days.

•	By Wells Fargo if:

¡	Greater Bay’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

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Greater Bay engages in negotiations for a period of more than 20 days to engage in an “Acquisition Proposal” with a third party (other than the provision of confidential information for the purpose of determining the terms of an Acquisition Proposal) or fails to comply with its non-solicitation obligations. For purposes of this provision, an Acquisition Proposal means any offer or possible offer of the type described in “The Merger Agreement—Covenants—Greater Bay—No Solicitation of Competing Transactions.”

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After a third party has made an Acquisition Proposal that has been publicly announced and not subsequently publicly withdrawn, the merger is not approved by Greater Bay shareholders at the special meeting.

¡	A meeting of Greater Bay shareholders to approve the merger agreement is not held when and as required under the merger agreement.

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By Greater Bay if both the “Wells Fargo Measurement Price,” as described in “The Proposal Merger—Merger Consideration,” is $28.9575 or less and the price performance of Wells Fargo common stock (measured by comparing the Wells Fargo Measurement Price with the price of Wells Fargo common stock on May 3, 2007) is more than 25% below the price performance of an index composed of selected financial institutions, unless Wells Fargo elects to increase the exchange ratio to the number equal to 25.6505 divided by the Wells Fargo Measurement Price. This new exchange ratio will then be used to determine the merger consideration.

Waiver and Amendment

Either Wells Fargo or Greater Bay may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement, unless applicable law requires the condition to be met.

Wells Fargo and Greater Bay can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Greater Bay shareholders approve the merger agreement if the amendment would change in a manner adverse to Greater Bay shareholders the consideration to be received by Greater Bay shareholders in the merger.

Expenses

Wells Fargo and Greater Bay will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent registered public accounting firm and counsel.

THE STOCK OPTION AGREEMENT

The following description, which sets forth the material provisions of the stock option agreement under which Greater Bay has granted an option to Wells Fargo to purchase shares of Greater Bay common stock in specified circumstances is subject to the full text of, and qualified in its entirety by reference to, the stock option agreement, which is attached to this document as Appendix B, and which is incorporated by reference into this document. We urge you to read the stock option agreement carefully and in its entirety, as it is the legal document governing the stock option.

The Stock Option

When Wells Fargo and Greater Bay entered into the merger agreement, the companies also entered into a stock option agreement pursuant to which Greater Bay granted to Wells Fargo the option to purchase up to 10,172,084 shares of Greater Bay common stock at an exercise price per share equal to the lesser of $26.46 and the closing sale price of Greater Bay common stock on the trading day prior to the exercise date. However, the number of shares issuable upon exercise of the option cannot exceed 19.9% of Greater Bay common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreement, the number of the relevant shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of relevant shares of common stock then issued and outstanding without giving effect to any shares issued under the option. The exercise price represents Greater Bay’s closing common stock price on May 2, 2007, the last trading day prior to the date Greater Bay’s board of directors approved the merger agreement.

Purpose of the Stock Option Agreement

The stock option agreement may have the effect of making an acquisition or other business combination of Greater Bay by a third party more costly because of the need in any transaction to acquire any shares of common stock issued under the stock option agreement or because of any cash payments made under the stock option agreement. The stock option agreement may, therefore, discourage third parties from proposing an alternative transaction to the merger, including one that might be more favorable, from a financial point of view, to Greater Bay shareholders than the merger.

To our knowledge, no event giving rise to the right to exercise the stock option has occurred as of the date of this document.

Exercise; Expiration

Wells Fargo may exercise the option in whole or in part if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event, as these terms are described below. The purchase of any shares of Greater Bay common stock under the option is subject to compliance with applicable law, which may require regulatory approval.

The term “Initial Triggering Event” generally means the following:

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Greater Bay or any of its subsidiaries, without Wells Fargo’s prior written consent, enters into an agreement to engage in an “Acquisition Transaction” (as defined below) with a third party or Greater Bay’s board of directors recommends that its shareholders approve or accept any Acquisition Transaction with any person other than Wells Fargo;

•

Greater Bay or any of its subsidiaries, without Wells Fargo’s prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Wells Fargo or its subsidiaries, or Greater Bay’s board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in a manner adverse to Wells Fargo, its recommendation that its shareholders approve the transactions contemplated by the merger agreement;

•	any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Greater Bay’s common stock;

•	any person, other than Wells Fargo, publicly makes a bona fide proposal to Greater Bay or Greater Bay’s shareholders to engage in an Acquisition Transaction;

•

after the receipt by Greater Bay or its shareholders of any bona fide inquiry or proposal from a third party to Greater Bay or any of its subsidiaries to engage in an Acquisition Transaction, Greater Bay breaches any covenant or obligation contained in the merger agreement, the breach entitles Wells Fargo to terminate the merger agreement and the breach has not been cured prior to the date of written notice of Wells Fargo’s intention to exercise the option; or

•

any third person, without the written consent of Wells Fargo, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

As used in the stock option agreement, the term “Acquisition Transaction” means:

•	a merger, consolidation or share exchange, or any similar transaction, involving Greater Bay or any of its significant subsidiaries;

•	a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Greater Bay or any of its significant subsidiaries;

•	a purchase or other acquisition of securities representing 10% or more of the voting power of Greater Bay; or

•

any substantially similar transaction, except that any substantially similar transaction involving only Greater Bay and one or more of its subsidiaries or involving only any two or more of these subsidiaries will not be deemed to be an Acquisition Transaction, provided that it is not entered into in violation of the merger agreement.

The stock option agreement generally defines the term “Subsequent Triggering Event” to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 25% or more of the outstanding shares of Greater Bay’s common stock; or

•

Greater Bay enters into an agreement to engage in an Acquisition Transaction with a third party or its board of directors recommends that its shareholders approve or accept any Acquisition Transaction or proposed Acquisition Transaction other than the merger agreement. For this purpose, the percentage referred to in the definition of Acquisition Transaction is 25% instead of 10%.

The stock option agreement defines the term “Exercise Termination Event” to mean any of the following:

•	completion of the merger;

•

termination of the merger agreement in accordance with its terms before an Initial Triggering Event, except a termination of the merger agreement by Wells Fargo based on a breach by Greater Bay of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-volitional) or a termination based on Greater Bay modifying its recommendation of the merger in a manner adverse to Wells Fargo; or

•

the passage of 12 months, subject to the extension described below, after termination of the merger agreement, if the termination follows the occurrence of an Initial Triggering Event or is a termination of the merger agreement by Wells Fargo based on a breach by Greater Bay of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-volitional) or based on Greater Bay modifying its recommendation of the merger in a manner adverse to the other party.

If the option becomes exercisable, Wells Fargo may exercise it, in whole or in part, within 180 days following the Subsequent Triggering Event. Wells Fargo’s right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Exchange Act. The option is exercisable for shares of Greater Bay common stock.

Rights under the Stock Option Agreement

Immediately prior to or after a Repurchase Event (as defined below), and prior to an Exercise Termination Event subject to extension as described above, following a request of Wells Fargo, Greater Bay may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreement, exceeds the option price. At the request of Wells Fargo from time to time, Greater Bay may be required to repurchase such number of the option shares from Wells Fargo as designated by Wells Fargo at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated. The term “Repurchase Event” is defined to mean:

•	completion of an Acquisition Transaction involving Greater Bay, except that for this purpose the reference to 10% in the definition of Acquisition Transaction is deemed to be 50%; or

•	acquisition by any person of beneficial ownership of 50% or more of the then-outstanding shares of common stock of Greater Bay.

The stock option agreement also provides that Wells Fargo may, at any time during which Greater Bay would be required to repurchase the option or any option shares upon proper request or notice, subject to extension as described above, surrender the option and any shares issued under the option held by Wells Fargo to Greater Bay for a cash payment equal to $43,705,000, adjusted for the aggregate purchase price previously paid by Wells Fargo with respect to any option shares and gains on sales of stock purchased under the option. However, Wells Fargo may not exercise its surrender right if Greater Bay repurchases the option, or a portion of the option, in accordance with Greater Bay’s repurchase obligations described above.

If, prior to an Exercise Termination Event, Greater Bay enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than Wells Fargo or one of Wells Fargo’s subsidiaries, the option will be converted into, or be exchanged for, a substitute option, at Wells Fargo’s election, of:

•	the continuing or surviving corporation of a consolidation or merger with Greater Bay;

•	Greater Bay in a merger in which it is the continuing or surviving person;

•	the transferee of all or substantially all of the assets of Greater Bay; or

•	any person that controls any of these entities, as the case may be.

The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer). However, if, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to Wells Fargo. Also, the number of shares exercisable under the substitute option is capped at 19.9% of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay Wells Fargo the difference between the value of a capped and non-capped option.

The stock option agreement provides that the total profit realized by Wells Fargo as a result of the stock option agreement may in no event exceed $58,125,000.

THE COMPANIES

Wells Fargo

Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the Internet and other distribution channels across North America and elsewhere internationally. At March 31, 2007, Wells Fargo had assets of $486 billion, loans of $325 billion, deposits of $311 billion and stockholders’ equity of $46 billion. Based on assets, Wells Fargo was the fifth largest bank holding company in the United States. Wells Fargo common stock trades on the New York Stock Exchange under the symbol WFC.

Wells Fargo is a separate and distinct legal entity from its banking and other subsidiaries. Its principal source of funds to pay dividends on its capital stock and interest and principal on its debt is dividends from its subsidiaries. Various federal and state laws and regulations limit the amount of dividends Wells Fargo subsidiaries can pay to Wells Fargo without regulatory approval.

Wells Fargo expands its business in part by acquiring banking institutions and other companies that engage in activities that are financial in nature. Wells Fargo continues to explore opportunities to acquire banking and non-banking organizations as permitted for a financial holding company under the Bank Holding Company Act. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Wells Fargo policy is not to comment on such discussions or a possible acquisition until a definitive agreement with respect thereto has been signed.

Financial and other information about Wells Fargo is set forth in Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2006. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wells Fargo, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2006, and Wells Fargo’s Proxy Statement for its 2007 Annual Meeting of Stockholders. See “Where You Can Find More Information” on page [    ].

Information on the Internet website of Wells Fargo or any subsidiary of Wells Fargo is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is in this document or has been incorporated by reference into this document.

Wells Fargo’s executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is 1-866-878-5865.

Greater Bay

Greater Bay Bancorp is a financial holding company with one bank subsidiary, Greater Bay Bank, National Association, and one commercial insurance brokerage subsidiary, ABD Insurance and Financial Services, or ABD. Greater Bay also owns a real estate investment trust, CNB Investment Trust II, which was formed in order to provide flexibility in raising capital, and which is an indirect subsidiary of Greater Bay Bank. At March 31, 2007, Greater Bay had total assets of $7.4 billion; total loans, net, of $4.9 billion; and total deposits of $5.3 billion.

Greater Bay was formed as the result of the November 1996 merger of Cupertino National Bancorp with and into Mid-Peninsula Bancorp. On consummation of the merger, Mid-Peninsula Bancorp changed its name to Greater Bay Bancorp and Cupertino National Bank and Mid-Peninsula Bank became wholly owned subsidiaries. Since its formation, Greater Bay has continued to expand its presence within its market areas by affiliating with other quality banking organizations and select niche financial services companies. Since 1997, Greater Bay has acquired nine banking institutions, three insurance brokerage firms and three specialty finance companies.

Financial and other information about Greater Bay is set forth in Greater Bay’s Annual Report on Form 10-K for the year ended December 31, 2006. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Greater Bay, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Greater Bay’s Annual Report on Form 10-K for the year ended December 31, 2006, and Greater Bay’s Proxy Statement for its 2007 Annual Meeting of Shareholders. See “Where You Can Find More Information” on page [    ].

Information on the Internet website of Greater Bay or any subsidiary of Greater Bay is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is in this document or has been incorporated by reference into this document.

Greater Bay’s executive offices are located at 1900 University Avenue, 6th Floor, East Palo Alto, California 94303, and our telephone number is (650) 813-8200.

WELLS FARGO CAPITAL STOCK

The following summary of the terms of Wells Fargo capital stock is not complete and is qualified by reference to Wells Fargo’s restated certificate of incorporation, as amended, including any certificates of designations for Wells Fargo preferred stock, and to Wells Fargo’s bylaws. You should read these documents for complete information on Wells Fargo capital stock. Wells Fargo’s restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and Wells Fargo’s bylaws are incorporated by reference into this document.

Wells Fargo files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Wells Fargo might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC. See “Where You Can Find More Information on” on page [    ].

General

Shares Authorized and Outstanding. As of the date of this document, Wells Fargo was authorized to issue 6,000,000,000 shares of common stock. At March 31, 2007, Wells Fargo had issued 3,472,762,050 shares of common stock, of which 3,350,519,864 shares were outstanding and 122,242,186 shares were held as treasury shares.

Common Stock Dividends. Holders of Wells Fargo common stock receive dividends if, when and as declared by Wells Fargo’s board of directors out of funds that Wells Fargo can legally use to pay dividends. Wells Fargo may pay dividends in cash, stock or other property. In some cases, holders of Wells Fargo common stock may not receive dividends until Wells Fargo has satisfied its obligations to holders of outstanding preferred stock. Other restrictions on Wells Fargo’s ability to pay dividends are described below under “—Restrictions on Payment of Dividends.”

Voting Rights. Holders of Wells Fargo common stock have the exclusive right to vote on all matters presented to Wells Fargo stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of Wells Fargo common stock is entitled to one vote per share. Holders of Wells Fargo common stock have no cumulative voting rights for the election of directors. Wells Fargo’s board of directors is not classified.

Other Rights. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of Wells Fargo’s remaining assets available for distribution to stockholders after Wells Fargo has provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When Wells Fargo issues securities in the future, holders of Wells Fargo common stock have no preemptive rights with respect to those securities. This means the holders of Wells Fargo common stock have no right, as holders of Wells Fargo common stock, to buy any portion of those issued securities. Holders of Wells Fargo common stock have no rights to have their shares of common stock redeemed by Wells Fargo or to convert their shares of common stock into shares of any other class of Wells Fargo capital stock.

Listing. Outstanding shares of Wells Fargo common stock are listed on the New York Stock Exchange under the symbol “WFC.” Wells Fargo Bank, National Association is the transfer agent and registrar for Wells Fargo common stock.

Fully Paid. Outstanding shares of Wells Fargo common stock are fully paid and non assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

Restrictions on Payment of Dividends

Wells Fargo is incorporated in Delaware and is governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after it pays the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

As a bank holding company, Wells Fargo’s ability to pay dividends is affected by the ability of its bank and non-bank subsidiaries to pay dividends to it. Various federal laws limit the amount of dividends Wells Fargo’s national bank subsidiaries can pay to it without regulatory approval. State-chartered banks are subject to state regulations that limit dividends.

Restrictions on Ownership of Wells Fargo Common Stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of Wells Fargo’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo’s outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws

Certain provisions of Wells Fargo’s restated certificate of incorporation, as amended, could make it less likely that Wells Fargo management would be changed or someone would acquire voting control of Wells Fargo without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock. Wells Fargo’s board of directors can at any time, under Wells Fargo’s restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Wells Fargo through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Wells Fargo management could stop a takeover by preventing the person trying to take control of Wells Fargo from acquiring enough voting shares to take control.

Rights Plan. Although Wells Fargo does not have a stockholder rights plan (commonly referred to as a “poison pill”) as of the date of this document, under Delaware law, Wells Fargo’s board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo’s board of directors.

Amendment of Bylaws. Under Wells Fargo’s bylaws, the Wells Fargo board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law or as provided in the bylaws. Wells Fargo stockholders also have the power to change or repeal Wells Fargo’s bylaws.

Preferred Stock

As of the date of this document, Wells Fargo was authorized to issue, without further stockholder approval, 24,000,000 shares of preferred stock, consisting of 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, including shares already issued or reserved for issuance. At March 31, 2007, Wells Fargo had 740,158 shares of preferred stock issued and outstanding. Wells Fargo had not issued any shares of preference stock as of March 31, 2007. In this description of Wells Fargo capital stock, “preferred stock” means preferred stock and preference stock unless the context indicates otherwise.

Wells Fargo’s board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of the holders of Wells Fargo common stock. Wells Fargo can issue shares of preferred stock at any time in any amount, provided that not more than 24,000,000 shares of preferred stock are outstanding at any one time.

Shares of Wells Fargo common stock are subject to the rights of holders of Wells Fargo preferred stock. Wells Fargo preferred stockholders are entitled to payment of dividends on their preferred stock before Wells Fargo can pay dividends on Wells Fargo common stock. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, its preferred stockholders are entitled to receive, out of any assets remaining for distribution to stockholders, all accrued and unpaid dividends on their preferred stock and any liquidation preference for their preferred stock before holders of Wells Fargo common stock receive any distribution of assets with respect to their common stock.

COMPARISON OF SHAREHOLDER RIGHTS

If the merger is completed, Greater Bay shareholders will receive shares of Wells Fargo common stock for their shares of Greater Bay common stock. The following is a summary of the material differences between the rights of holders of Greater Bay common stock and holders of Wells Fargo common stock under applicable law and the governing documents of Wells Fargo and Greater Bay. The summary is not a complete statement of the provisions affecting, and the differences between, such rights. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

The description of the rights of holders of Greater Bay common stock is qualified in its entirety by reference to the California General Corporation Law (“CGCL”) and Greater Bay’s articles of incorporation and bylaws, which are filed as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2006. The description of the rights of holders of Wells Fargo common stock is qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and Wells Fargo’s restated certificate of incorporation and bylaws, which are filed as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2006. We urge you to read these statutes and documents in their entirety.

Authorized Capital Stock

Greater Bay	Wells Fargo

Authorized: • 160,000,000 shares of common stock. • 10,500,000 shares of preferred stock.	Authorized: • 6,000,000,000 shares of common stock. • 20,000,000 shares of preferred stock. • 4,000,000 shares of preference stock.

Outstanding at March 31, 2007: • 51,043,539 shares of common stock. • 2,020,579 shares of preferred stock (all of which were redeemed on June 30, 2007).	Outstanding at March 31, 2007: • 3,350,519,864 shares of common stock. • 740,158 shares of preferred stock. • No shares of preference stock.

Size of Board of Directors

Greater Bay	Wells Fargo

Greater Bay’s bylaws provide that the board of directors shall consist of not less than 11 nor more than 21 persons, the exact number to be determined from time to time by the board by a vote of two-thirds of the entire board. Greater Bay’s board of directors currently consists of 12 members.	Wells Fargo’s bylaws provide that the board of directors shall consist of not less than 3 nor more than 28 persons, the exact number to be determined from time to time by the board. Wells Fargo’s board of directors currently consists of 16 members.

Election of Directors

Greater Bay	Wells Fargo

A nominee is elected if the votes cast for his or her election exceed the votes cast against his or her election.	In an uncontested election (the number of nominees equals the number of directors to be elected) a nominee is elected if the votes cast for his or her election exceed the votes cast against his or her election. In a contested election (the number of candidates exceeds the number to be elected) directors are elected by a plurality of the vote.

Removal of Directors

Greater Bay	Wells Fargo

A Greater Bay director may be removed by the board of directors if such director has been declared of unsound mind by an order of court. Any or all directors may be removed without cause by a majority of the outstanding shares entitled to vote, except that no director may be removed if the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election where the same number of votes were cast (or if all the shares were voted in the case of a removal by written consent).	Under the DGCL, a Wells Fargo director, or the entire Wells Fargo board, can be removed, with or without cause, by the affirmative vote of a majority of the shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Greater Bay	Wells Fargo

Any vacancy on the board created by the death, resignation, removal from office or change in the number of directors may be filled by a majority of the remaining directors or the sole remaining director, except that vacancies created by the removal of a director will be filled only by the shareholders. Shareholders may elect a director at any time to fill any vacancy not filled by the directors.	Any vacancy on the board created by the death, resignation, retirement, disqualification, or removal from office of a director may be filled by a majority of the remaining directors.

Nomination of Director Candidates by Shareholders

Greater Bay	Wells Fargo

To nominate a candidate for election as a Greater Bay director at an annual meeting, a shareholder must submit a written notice of the proposed nomination to Greater Bay’s president not earlier than 60 days, and not later than 21 days (or 10 days following the mailing of notice if less than 21 days notice is given), before the meeting of shareholders for election of directors.

The written notice must set forth as to each individual whom the shareholder proposes to nominate for election as a director:

•     such individual’s name, address and principal occupation,

•     the number of shares of Greater Bay capital stock owned by such individual,

•     as to the shareholder giving the notice,

•     the name and residence address of such shareholder,

•     the number of shares of Greater Bay capital stock owned by such shareholder.

To nominate a candidate for election as a Wells Fargo director at an annual meeting, a shareholder must submit a written notice of the proposed nomination to Wells Fargo’s chief executive officer and its corporate secretary not earlier than 150 days, and not later than 120 days, before the first anniversary of the preceding year’s annual meeting.

The written notice must set forth as to each individual whom the stockholder proposes to nominate for election or re-election as a director:

•     such individual’s name,

•     the number of shares of Wells Fargo common stock owned by such individual,

•     sufficient information about the individual’s experience and qualifications for the board, or a committee of the board, to determine if such individual meets the minimum qualifications for directors as approved and publicly disclosed by the board from time to time or as required by law, and

•     all other information relating to such individual that is required to be disclosed by Wells Fargo in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

The notice must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made,

•     the name and address of such shareholder, as they appear on Wells Fargo’s stock ledger, and of such beneficial owner,

•     the class and number of shares of Wells Fargo common stock which are owned beneficially and of record by such shareholder and any such beneficial owner, and

•     whether the proponent intends or is part of a group which intends to solicit proxies from other shareholders in support of such nomination.

Calling Special Meetings of Shareholders

Greater Bay	Wells Fargo

Greater Bay’s bylaws provide that special meetings of shareholders may be called by the board, the chairman, the president or the holders of at least 10% of the shares entitled to vote at such meeting.	Wells Fargo’s bylaws provide that special meetings of stockholders may be called by the board, the chief executive officer or the secretary. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders unless otherwise required by the DGCL. This restriction on who may call a special meeting of stockholders, including the inability of holders of common stock to call a special meeting, may deter hostile takeovers of Wells Fargo by making it more difficult for a person or entity to call a special meeting of stockholders for the purpose of considering an acquisition proposal or related matters.

Cumulative Voting

Greater Bay	Wells Fargo

Greater Bay shareholders do not have cumulative voting rights in connection with the election of directors.	Wells Fargo stockholders also do not have cumulative voting rights in connection with the election of directors.

Shareholder Action Without a Meeting

Greater Bay	Wells Fargo

Greater Bay’s bylaws provide that any action permitted to be taken at a shareholders’ meeting may be taken without a meeting pursuant to (1) in the case of the election of a director by written consent (other than to fill a vacancy not created by removal), the unanimous written consent of all holders and (2) in all other cases, the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders.	Wells Fargo’s bylaws provide that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.

Anti-Takeover Provisions

Greater Bay	Wells Fargo

Greater Bay is not subject to comparable anti-takeover measures.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15 percent or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•     the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

•     after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or

•     after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Wells Fargo has not made such an election.

Shareholder Vote Required For Mergers, Sales of Assets And Other Transactions

Greater Bay	Wells Fargo
The CGCL requires Greater Bay to obtain the approval of the holders of a majority of the outstanding shares entitled to vote thereon prior to any merger, share exchange or sale of all or substantially all of the assets of the corporation.	The DGCL requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL similarly requires that a sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Dissenters’ Rights

Greater Bay	Wells Fargo

If the merger is consummated and a Greater Bay shareholder exercises and perfects his or her dissenters’ rights in accordance with the procedures set forth in Chapter 13 of the CGCL, that shareholder will be entitled to receive an amount equal to the fair market value of his or her shares of Greater Bay common stock in lieu of participating in the merger and receiving Wells Fargo common stock.

A Greater Bay shareholder must satisfy each of the following requirements for his or her shares to be considered dissenting shares under Chapter 13 of the CGCL: (i) the shares must be outstanding as of the record date of the shareholder’s meeting at which the shares may be voted in connection with the merger; (ii) the shares must be voted against the merger; and (iii) the shareholder must make a written demand to have Greater Bay purchase the shares for cash at their fair market value. A vote by proxy or in person against the merger does not in and of itself constitute a demand for dissenters’ rights.

Because Greater Bay common stock is listed on The NASDAQ Global Select Market, holders of Greater Bay common stock will not have dissenters’ rights unless the holders of at least 5% of the outstanding shares of Greater Bay common stock demand that right.

Because Wells Fargo common stock is listed on the New York Stock Exchange and is currently held by more than 2,000 stockholders, holders of Wells Fargo common stock generally will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

Indemnification

Greater Bay	Wells Fargo

Section 317 of the CGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•     acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation; and

•     in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•     acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•     in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, Greater Bay is required by the CGCL to indemnify such person for reasonable expenses incurred thereby.

The CGCL does not permit indemnification for:

•     acts of omissions that involve intentional misconduct or a knowing and culpable violation of law,

•     acts or omissions that a director believes to be contrary to the best interests of the corporation of its shareholders or that involve the absence of good faith on the part of the director,

•     any transaction from which a director derived an improper benefit,

•     acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, of a risk of serious injury to the corporation of its shareholders,

•     acts of omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders,

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, Wells Fargo is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

• transactions between the corporation and a director who has a material financial interest in such transaction, or • liability for improper distributions, loans or guarantees.

Greater Bay’s bylaws provide that Greater Bay must indemnify its directors, officers, employees and agents to the fullest extent permitted by the CGCL.

Greater Bay’s articles of incorporation authorize Greater Bay to indemnify its directors, officers, employees and agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL subject only to the applicable limits set forth in Section 204 of the CGCL.

Wells Fargo’s restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Wells Fargo (or is or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or losses incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo’s board of directors.

Greater Bay may advance expenses incurred in defending any proceeding prior to final disposition of the proceeding upon receipt of an undertaking by such director, officer, employee or agent that such advance will be repaid if it shall be determined ultimately that such person is not entitled to be indemnified.	Wells Fargo’s restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo’s restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

Limitations on Directors’ Liability

Greater Bay	Wells Fargo

Greater Bay’s restated articles of incorporation provide that a director of Greater Bay shall not be liable personally to Greater Bay for monetary damages to the fullest extent permissible under the CGCL, subject to the applicable limits of Section 204 of the CGCL.

Wells Fargo’s restated certificate of incorporation provides that a director of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

•     any breach of the director’s duty of loyalty to Wells Fargo or its stockholders,

•     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

• payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or • any transaction from which the director derived an improper personal benefit.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to a change in the method of accounting for residential mortgage servicing rights, stock-based compensation, and pensions in 2006.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Robert J. Kaukol, Senior Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. Mr. Kaukol beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock.

Wachtell, Lipton, Rosen & Katz will deliver an opinion concerning certain United States federal income tax consequences of the merger. It is a condition to the completion of the merger that Greater Bay receives an opinion from its counsel with respect to the tax treatment of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued in the merger to Greater Bay shareholders. This document is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Wells Fargo and its common stock. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Greater Bay and Wells Fargo SEC Filings

Wells Fargo and Greater Bay file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by Wells Fargo or Greater Bay with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Wells Fargo’s and Greater Bay’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Documents Incorporated by Reference

The SEC allows Wells Fargo and Greater Bay to “incorporate by reference” into this document, which means that Wells Fargo and Greater Bay can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information that is included directly in this document or contained in later filed documents that are incorporated by reference into this document. This document incorporates by reference the documents set forth below that Wells Fargo and Greater Bay have previously filed with the SEC.

Wells Fargo SEC Filings (File No. 001-2979)	– Annual Report on Form 10-K for the year ended December 31, 2006.
– Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

– Current Reports on Form 8-K filed January 8, 2007, January 16,
    2007, January 24, 2007, January 25, 2007, January 26, 2007, March 19,
    2007, March 28, 2007, April 17, 2007, April 27, 2007, May 17,
    2007, May 25, 2007, May 31, 2007, June 7, 2007, June 19, 2007, July 2,
    2007, and July 9, 2007 (other than the portions of those documents not deemed to be filed).

– The description of Wells Fargo common stock contained in Exhibit
    99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendments or reports filed to update such description.

Greater Bay SEC Filings (File No. 000-25034)	– Annual Report on Form 10-K for the year ended December 31, 2006.
– Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

– Current Reports on Form 8-K filed February 1, 2007, February 21,
    2007, February 23, 2007, February 27, 2007, March 7, 2007, March 27,
    2007, April 24, 2007, May 4, 2007, May 7, 2007, May 9, 2007, May 30,
    2007, June 25, 2007, July 2, 2007, and July 10, 2007 (other than the portions of those documents not deemed to be filed).

All documents filed by Wells Fargo and Greater Bay with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this proxy statement-prospectus and are part of this document from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

Wells Fargo and Greater Bay will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference into this document. You may obtain a copy of any document incorporated by reference by writing or calling the appropriate company:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attn: Corporate Secretary (612) 667-8655	Greater Bay Bancorp 1900 University Avenue, 6th Floor East Palo Alto, California, 94303 Attention: Corporate Secretary (650) 813-8200

To ensure delivery of the copies in time for the special meeting, your request should be received by [            ], 2007.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. This document is dated [            ], 2007. You should not assume that information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document to Greater Bay shareholders nor the issuance by Wells Fargo of its common stock in the merger will create any implication to the contrary.

APPENDIX A

Composite version, as amended

AGREEMENT

AND

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) entered into as of the 4th day of May, 2007, as amended, by and between GREATER BAY BANCORP (“Company”), a California corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, the parties hereto desire to effect a reorganization whereby a direct, wholly-owned subsidiary of Wells Fargo incorporated under the laws of the State of California (“Merger Co.”) will merge with and into Company (the “Merger”) pursuant to an agreement and plan of merger (the “Merger Agreement”) in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company, of no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share (“Wells Fargo Common Stock”); and

WHEREAS, as a further condition and an inducement to Wells Fargo’s willingness to enter into this Agreement, Company is granting to Wells Fargo an option to acquire shares of Company Common Stock pursuant to a stock option agreement in the form attached hereto as Exhibit B (the “Greater Bay Option Agreement”).

WHEREAS, subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merger Co. with and into the Company, with the Company being the corporation surviving such Merger and it is the intention of the parties to this Agreement that the business combination contemplated hereby qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the respective boards of directors of each of Wells Fargo and the Company deem it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for in this Agreement.

NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant, and agree as follows:

1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, Merger Co. will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which Merger each share of Company Common Stock, including any restricted shares outstanding under any Company Stock Option Plan (as defined below) issued and outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (“Trust Account Shares”), and any shares of Company Common Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted (“DPC Shares”))

will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock equal to (i) if the Wells Fargo Measurement Price is equal to or less than $32.175, then 0.8858 shares of Wells Fargo Common Stock for each share of Company Common Stock, (ii) if the Wells Fargo Measurement Price is greater than $32.175 but less than $39.325, the quotient determined by dividing $28.50 by the Wells Fargo Measurement Price (such quotient to be rounded to the nearest ten-thousandth), and (iii) if the Wells Fargo Measurement Price is greater than or equal to $39.325, then 0.7247 shares of Wells Fargo Common Stock for each share of Company Common Stock (in each case subject to adjustment pursuant to paragraphs 1(c) or 9(a)) (the “Merger Exchange Ratio”). The “Wells Fargo Measurement Price” is defined as the average of the volume weighted average price of a share of Wells Fargo Common Stock on the New York Stock Exchange (“NYSE”) only as reported by Bloomberg LP for each of the ten (10) consecutive trading days ending on the trading day immediately prior to the meeting of shareholders required by paragraph 4(c) (i) of this Agreement (the “Condition Date”), rounded to the nearest ten-thousandth.

(b) Conversion of Company Options. At the Effective Time of the Merger, each right or option to acquire or purchase shares of Company Common Stock, including options phantom stock appreciation rights, and similar equity equivalents (“Rights”) under any stock incentive plan, other than pursuant to the Greater Bay Option Agreement (collectively the “Company Stock Option Plans”) which is outstanding and unexercised immediately prior to the Effective Date of the Merger (each, a “Company Stock Option” or “Right”), shall cease to represent a Stock Option or Right to acquire shares of the Company Common Stock, such Stock Options, Rights, and Company Stock Option Plans shall be assumed by Wells Fargo and such Company Stock Options and Rights shall be converted automatically into a Right to purchase shares of Wells Fargo Common Stock on the same terms and conditions as set forth in the Company Stock Option Plans (each, a “Substitute Option”), but in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans immediately prior to the Effective Time).

(i) The number of shares of Wells Fargo Common Stock to be subject to the Substitute Option shall be the product (rounded down to the nearest share) of (A) the number of shares of Company Common Stock subject to the Company Stock Option or Right by (B) the Merger Exchange Ratio; and

(ii) The exercise price per share of Wells Fargo Common Stock under the Substitute Option, if applicable, shall be equal to the result (rounded down to the nearest cent) of dividing (A) the exercise price per share of Company Common Stock subject to the Company Stock Option by (B) the Merger Exchange Ratio.

The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a “Common Stock Adjustment”), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

(d) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Wells Fargo Measurement Price.

(e) Treasury Shares. At the Effective Time, all shares of Company Common Stock owned, directly or indirectly, by the Company or by Wells Fargo, other than Trust Account Shares or DPC Shares, shall be canceled and shall cease to exist, and no capital stock of Wells Fargo or other consideration shall be delivered in exchange therefor.

(f) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and officers’ certificates prescribed by Section 1103 of the California General Corporation Law (“CGCL”) shall be filed with the Secretary of State of the State of California within two (2) business days following the first business day occurring after the satisfaction or waiver of all conditions precedent set forth in paragraphs 6 and 7 of this Agreement and after expiration of the period for determining which shares of Company Common Stock, if any, are eligible to be “Perfected Dissenting Shares” as provided in paragraph 1302 of the CGCL or on such other date as may be agreed to by the parties (the “Closing Date”), provided that the Closing Date shall not occur on the last business day of a calendar month. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of all final regulatory approvals of the Merger and the expiration of all required statutory waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the “Time of Filing.” The day on which such filing is made and accepted is herein referred to as the “Effective Date of the Merger.” The “Effective Time of the Merger” shall be 11:59 p.m., Central time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement. “Perfected Dissenting Shares” shall mean shares of Company Common Stock that are “dissenting shares” within the meaning of Section 1300(b) of the CGCL and for which all requisite actions to be treated as dissenting shares pursuant to Section 1300 of the CGCL have been taken by the holder thereof.

The closing of the transactions contemplated by this Agreement and the Merger Agreement (the “Closing”) shall take place on the Closing Date at the offices of Wells Fargo’s Law Department in San Francisco, California.

(g) Reservation of Right to Revise Structure. At Wells Fargo’s election, the Merger may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (ii) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (iii) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company’s shareholders in the Merger or under such alternative structure (the “Merger Consideration”), (B) adversely affect the tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in paragraph 6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

(h) Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock who shall be entitled to be paid the “fair market value” of such holder’s Perfected Dissenting Shares, as provided in Section 1300 of the CGCL, shall only be entitled to receive such payment provided for in Section 1300 of the CGCL unless and until such holder shall have failed to perfect or withdraw or lost such holder’s rights under Section 1300 of the CGCL.

2. Representations and Warranties of Company. Except as set forth in a confidential disclosure schedule delivered by the Company to Wells Fargo in conjunction with the execution of this Agreement, which identifies exceptions by specific paragraph references (provided that any information set forth in any one section of the Company disclosure schedule shall be deemed to apply to each other applicable paragraph or subsection thereof if its relevance to the information called for in such paragraph or subsection is reasonably apparent), Company represents and warrants to Wells Fargo as follows:

(a) Organization and Authority. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority would not have a Material Adverse Effect. Company is registered as a financial holding company with the Federal Reserve Board (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has furnished Wells Fargo true and correct copies of its and the Company Subsidiaries’ (as defined in paragraph 2(b)) articles of incorporation and bylaws, as amended and in effect on the date of this Agreement, and provided access to all minutes of meetings and actions of its and the Company’s subsidiaries’ respective boards and committees for the period beginning January 1, 2001 and ending as of the date hereof.

(b) Company’s Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company’s subsidiaries as of the date hereof (individually a “Company Subsidiary” and collectively the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock. Subject to 12 U.S.C. § 55 (1982) with respect to shares held in a national banking association, all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation, limited liability company, trust, or national banking association duly incorporated, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(c) Capitalization. (i) Except as set forth in Schedule 2(c), the authorized capital stock of Company consists of 160,000,000 shares of common stock, no par value per share, and 10,500,000 shares of preferred stock (“Preferred Stock”), consisting of Series A Preferred Stock (“Series A Preferred”) and Series B 7.25% Convertible Preferred Stock, $50.00 stated value per share (“Series B Preferred”), of which, as of the close of business on December 31, 2006, 50,937,731 shares of Company Common Stock were outstanding and no shares were held in the treasury (or by any Company Subsidiary), and no shares of Series A Preferred were outstanding or held in the treasury (or by any Company Subsidiary) and 2,021,079 shares of Series B Preferred were outstanding and no shares were held in the treasury (or by any Company Subsidiary). The maximum number of shares of Company Common Stock (assuming for this purpose that the conversion of all outstanding shares of Series B Preferred in accordance with the terms thereof and all phantom shares options and all other rights to acquire, purchase, or subscribe for shares of Company Common Stock, restricted stock, stock appreciation rights, or other share equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto (other than under the Greater Bay Option Agreement) were exercised is 62,603,314. Company has reserved 10,172,084 shares of Common Stock for issuance under the Greater Bay Option Agreement. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. (ii) Schedule 2(c) sets forth a detailed listing of the Company Stock Option Plans, together with the number of shares of Company Common Stock issuable and reserved for, and the exercise prices payable for each outstanding Stock Option or Right exercisable under each such plan. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, agreements, contracts, conversion privileges, options, warrants, calls, plans, preemptive rights, or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Company has provided Wells Fargo with a list of all Company Stock Options and Rights outstanding under the Company Stock Option Plans, the holders of all Company Stock Options and Rights, the exercise price thereof, and the number and date of grant of Company Stock Options and Rights held by such optionee as of the date hereof and vesting schedule for all such Company Stock Options and Rights. The Company has reserved shares of Company Common Stock in an amount sufficient to be issued upon exercise of all Company Stock Options and Rights and conversion of the Series B Preferred. Except as set forth in Schedule 2(c), since December 31, 2006, no shares of Company capital stock have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and except as set forth in Schedule 2(c), since December 31, 2006, no dividends or other distributions have been declared, set aside, made, or paid to the shareholders of Company. All shares of Company Common Stock and Company Stock Options and Rights and Preferred Stock have been issued in compliance with all applicable federal and state securities laws.

(d) Authorization.

(i) Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and the Greater Bay Option Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement and the Greater Bay Option Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject, in the case of this Agreement and the Merger Agreement, to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, and assuming this Agreement constitutes a valid and binding obligation of Wells Fargo, this Agreement is, the Greater Bay Option Agreement is, and the Merger Agreement will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to equitable principles generally.

(ii) Except as set forth on Schedule 2(d), neither the execution, delivery, and performance by Company of this Agreement or the Merger Agreement or the Greater Bay Option Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) Company’s or any Company Subsidiary’s articles or certificate of incorporation or bylaws or other governing document (as such documents apply to Company, the “Company Organizational Documents”) or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (2) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation, or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or material assets.

(iii) Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart- Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), other federal and state banking laws, and filings required to effect the Merger under California law (and listed on Schedule 2(d)(iii)), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement and the Greater Bay Option Agreement. To the Company’s best knowledge, there is no fact, event or condition applicable to the Company or any Company Subsidiary which will, or reasonably could be expected to, adversely affect the likelihood of obtaining, or inordinately delay the receipt of, the requisite authorizations, approvals, exemptions or consents to consummate the transactions contemplated by this Agreement and the Merger Agreement and the Greater Bay Option Agreement.

(iv) The Board of Directors of Company, by resolutions duly adopted at a meeting thereof duly called and held on May 3, 2007, by the affirmative vote of the Company Board of Directors required to do so pursuant to the Company’s Organizational Documents and the applicable provisions of the CGCL, (A) declared this Agreement and the Merger Agreement and the Greater Bay Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (B) approved and adopted this Agreement and the Merger Agreement and the Greater Bay Option Agreement by the unanimous vote of the members of the Company Board of Directors, and (C) resolved to recommend that the shareholders of the Company vote for the approval of the Agreement (the “Company Board Approval”). A true and correct copy of such Company Board Approval, certified by the Company’s corporate secretary, has been furnished to Wells Fargo and none of such resolutions has been rescinded, amended, or revoked, in whole or in part, and such resolutions are in full force and effect.

(e) Company Financial Statements. The consolidated balance sheets of Company and Company’s Subsidiaries as of December 31, 2004, 2005, and 2006 and related consolidated statements of income, shareholders’ equity, and cash flows for the three (3) years ended December 31, 2006, together with the notes thereto, audited by PricewaterhouseCoopers, LLP and included in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Company 10-K”) as filed with the Securities and Exchange Commission (the “SEC”) (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments), the consolidated financial position of Company and Company’s Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company’s Subsidiaries for the periods stated therein.

(f) Reports. Except as set forth on Schedule 2(f), since December 31, 2000, Company and each Company Subsidiary, as applicable, has timely filed all reports, registrations, and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, and other forms, statements, or reports and, in the case of forms, reports, and documents containing financial statements, were accompanied by the certifications required to be filed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the “FDIC”), (iv) the Office of the Comptroller of the Currency (the “Comptroller”), (v) the California Department of Financial Institutions (“DFI”), and (vi) any applicable state securities or other banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal

Reserve Board, the FDIC, the Comptroller, the DFI and applicable state securities or banking authorities, as the case may be, and all Company Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and all other Company Reports were true and accurate in all material respects.

(g) Properties and Leases. Except as may be reflected in the Company Financial Statements or on Schedule 2(g) and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and material personal property reflected in Company’s consolidated balance sheet as of December 31, 2006 included in the Company’s 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company’s and each Company Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes.

(i) Except as set forth on Schedule 2(h), each of Company and the Company Subsidiaries has filed all federal, state, and, to Company’s knowledge, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. Schedule 2(h) lists all federal, state, local, and foreign income tax returns filed with respect to Company and the Company Subsidiaries for taxable years ended on or after December 31, 2000 and sets forth those tax returns that have been or which are currently subject to audit.

(ii) Except as set forth on Schedule 2(h), the federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 1999, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no material claims for additional taxes for such fiscal years are pending, and no waiver with respect to any such statute of limitations is in effect.

(iii) Except as set forth on Schedule 2(h), (A) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor, to Company’s knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (B) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied.

(iv) Except as set forth on Schedule 2(h), each of Company and the Company Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, creditor, shareholder, or other third party. Except as set forth on Schedule 2(h), the consolidated balance sheet as of December 31, 2006, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

(v) During the five (5) year period ending on the date hereof, neither Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(vi) Except as set forth in Schedule 2(h), neither Company, the Company Subsidiaries, nor any person on their behalf has (A) requested any extension of time within which to file any tax return, which tax return has since not been filed, (B) granted any waiver or extension for the assessment or collection of taxes, or (C) granted to any person (or entity) any power of attorney that is currently in force with respect to any tax matter.

(vii) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries has participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4.

(viii) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries are a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (other than any agreement between or among the Company and the Company Subsidiaries) pursuant to which they will have any obligation to make any payments of taxes after the Closing Date. Neither Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) or (B) has any liability for the taxes of any person (other than Company or any Company Subsidiary) under Reg. §1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(ix) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries is subject to any ruling of any governmental authority that would be binding on Company, the Company Subsidiaries, or Wells Fargo for any taxable period (or portion thereof) ending after the Closing Date.

(x) Except as set forth in Schedule 2(h), neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i) Absence of Certain Changes. Except as set forth on Schedule 2(i), since December 31, 2006, there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a Material Adverse Effect.

(j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will without liability by Company or such Company Subsidiary);

(ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, change-in-control payments, tax indemnity (or gross-up) payments, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant or providing for a contingent, deferred, or earn-out payment to any other person;

(iii) any labor contract or agreement with any labor union;

(iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities) or that requires Company or any Company Subsidiary to deal exclusively with another party;

(v) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(vi) any real property lease, any sale-leaseback arrangement and any other lease with annual rental payments aggregating $200,000 or more;

(vii) any agreement or commitment with respect to the Community Reinvestment Act (“CRA”) with any state or federal bank regulatory authority or any other party;

(viii) any currently effective agreement, contract or understanding with any current director, officer, or employee, and, to Company’s knowledge, any current or former consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity, copies of which have been made available to Wells Fargo or otherwise described on Schedule 2(j)(viii) and all of which are listed on Schedule 2(j)(viii);

(ix) any agreement or contract providing for (A) a term in excess of one (1) year or automatic renewal within one (1) year from the date of this Agreement, and (B) termination fees, liquidated damages or penalties in excess of $200,000 payable upon termination before the end of the term; or

(x) any agreement or contract for the possible merger, reorganization, or business combination involving the Company or any Company Subsidiary or for the acquisition of the assets or the securities of any other person.

(k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 2006 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. Except as disclosed in Schedule 2(k), there is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have a Material Adverse Effect.

(l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five (5) calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. A list of the current insurance policies and coverages maintained by Company and its Subsidiaries is attached as Schedule 2(l).

(m) Compliance with Laws; Controls.

(i) Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted (collectively, the “Company Permits”), except for failures to hold such Company Permits as would not have a Material Adverse Effect. All such Company Permits are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court in any material respect. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a Material Adverse Effect. Neither Company nor any Company Subsidiary is in default under the Bank Secrecy Act of 1970, as amended, and the rules and regulations thereunder, or under the USA PATRIOT Act of 2001, as amended, and the rules and regulations thereunder or under any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control. Except as may be set forth on Schedule 2(m)(i), since December 31, 2002 there has been no unresolved violation, criticism, or exception by any governmental authority with respect to any report or statement relating to any examinations or inspections of Company or any of the Company Subsidiaries.

(ii) The records, systems, controls, data, and information of Company and the Company Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Company Reports filed with the SEC prior to the date hereof, Company and the Company Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, and Company has not received notice from the SEC questioning the accuracy or completeness of any certifications required by Sarbanes-Oxley to be included in any Company Report filed with the SEC. Company (A) has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act, or caused such disclosure controls and procedures to be designed and implemented under its supervision, to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the management of Company by others within those entities and (B) has disclosed, based on its most recent annual evaluation of internal control over financial reporting prior to the date hereof, to Company’s auditors and the audit committee of Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Company’s ability to record, process, summarize, and report financial data and have identified for Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Company has made available to Wells Fargo a summary of any such disclosure made by management to Company’s auditors and audit committee since December 31, 2004.

(iii) Company’s wholly owned national bank subsidiary, Greater Bay Bank, N.A. (“Bank”), has received at least a “satisfactory” rating in its last CRA examination.

(n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could have a Material

Adverse Effect. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Material Interests of Certain Persons. Except as disclosed in the Company Reports, to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any “associate” (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary, disclosure of which is required to be made in the Company Reports or pursuant to applicable Nasdaq regulations.

Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company’s or such Company Subsidiary’s Board of Directors.

(p) Company Benefit Plans.

(i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the “Plans”). For purposes of this paragraph 2(p) and Schedule 2(p)(i), “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the term “Plan” or “Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

(ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

(iv) Except as disclosed on Schedule 2(p)(iv), (A) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (B) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (C) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (D) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (E) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) Except as disclosed on Schedule 2(p)(v), (A) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (B) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (C) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 404, 419, 419A of the Code or otherwise); and (D) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company

is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

(vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

(vii) Except as disclosed in Schedule 2(p)(vii), no Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any “reportable events” as that term is defined in Section 4043 of ERISA, with respect to any Plan subject to Title IV of ERISA, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

(viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, whether or not such payment under (A), (B), or (C) would constitute a parachute payment under the meaning of Code Section 280G.

(ix) Except as disclosed in Schedule 2(p)(ix), neither Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, or which would accelerate or provide any rights or other rights or benefits separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law), or (B) any amount that will not be deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law).

(x) Except as disclosed on Schedule 2(p)(x), none of the deferred compensation Plans have failed in any material respect to meet the requirements of paragraphs (2), (3), and (4) of Section 409A of the Code or the proposed or final regulations or other authorities thereunder, or failed to be operated in accordance with such requirements, in each case, based upon a good faith, reasonable interpretation of such requirements.

(q) Proxy Statement, Etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the “Registration Statement”), (ii) the proxy statement included in the Registration Statement to be mailed to Company’s shareholders in connection with the meeting to be called to consider the Merger (the “Proxy Statement”), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law. Notwithstanding the foregoing,

Company makes no representation or warranty with respect to any information supplied by Wells Fargo that is contained in the Registration Statement, the Proxy Statement or any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement.

(r) Registration Obligations. Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

(s) Brokers and Finders. Except for Sandler O’Neill + Partners, LP (“Financial Advisor”), neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(t) Fiduciary Activities. Except as set forth on Schedule 2(t), Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to have a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(u) No Defaults. Except as set forth on Schedule 2(u), neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other material instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, nor has Company waived any material provision under such material agreement, indenture, loan agreement, or instrument. To the best of Company’s knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

(v) Environmental Liability. Except as disclosed in Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or to the best of Company’s knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a Material Adverse Effect upon Company and Company’s Subsidiaries taken as a whole; except as disclosed in Schedule 2(v), to the best of Company’s knowledge, there is no reasonable basis for any such proceeding, claim or action; except as disclosed in Schedule 2(v), and to the best of Company’s knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

(w) Patents, Trademarks and Trade Names. For purposes of this Agreement, (i) “Proprietary Intellectual Property” means all material patents, trademarks, trade names and registered copyrights owned by Company or any Company Subsidiary, (ii) “Licensed Intellectual Property” means all material patents, trademarks, trade names, copyrights, technology and processes used by Company and the Company Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party, excluding computer software purchased with a shrink-wrap license (the and (iii) the Licensed Intellectual Property and the Proprietary Intellectual Property are collectively herein referred to as the “Intellectual Property”. Company and each Company Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property. No claims are pending or, to the best knowledge of the Company and each Subsidiary, threatened against Company or any Company Subsidiary by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property. To the best knowledge of the Company, the current use by Company and each Company Subsidiary of the Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect. There are no pending claims or charges brought by Company or any Company Subsidiary against any person with respect to the use of any Intellectual Property or the enforcement of any of Company’s or any Company Subsidiary’s rights relating to the Intellectual Property. Except as set forth in Schedule 2(w), Company has not signed a confidentiality agreement with, executed an agreement with, or, to the Company’s knowledge, entered into negotiations with, A2D, LP (or any other person) relating to any license for interactive voice response system technology owned by Ronald A. Katz Technology Licensing.

(x) Takeover Laws. No California takeover statute will preclude consummation of this Agreement, the Merger Agreements, the Merger, or the other transactions contemplated hereby or thereby from, and this Agreement, the Merger Agreements, the Greater Bay Option Agreement, and the transactions contemplated hereby and thereby are exempt from. Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger Agreements and the Greater Bay Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Merger Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any anti-takeover laws contained in the CGCL.

(y) Investment Advisor Subsidiaries. Except as disclosed in Schedule 2(y), Company does not have any Subsidiaries which are providing investment management, investment advisory, or subadvisory services to third parties.

(z) Required Shareholder Approval. Subject to the redemption of the Company’s Series B Preferred as described in paragraph 4(s), the affirmative vote of a majority of the outstanding shares of Company Common Stock is sufficient to approve the Merger, this Agreement, and the Merger Agreement and the transactions contemplated thereby pursuant to the CGCL and pursuant to the Company’s Organizational Documents. Company has taken all action necessary or appropriate such that the entering into by Company of the Agreement and the Merger Agreement and the Greater Bay Option Agreement and the consideration of the transactions contemplated hereby and thereby will not result in the ability of any person to exercise any rights under the Company’s shareholder rights plan (“Company Rights Plan”) or which would separate such rights from the Company Common Stock or become exercisable or unredeemable. All rights under the Company Rights Plan were redeemed as of April 13, 2007, payable as of April 30, 2007 at a redemption price of $0.001 per right.

(aa) Opinion of Financial Advisor. The Company has received from the Company Financial Advisor its opinion, dated May 3, 2007 (the “Company Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Company Fairness Opinion, the Merger Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

(bb) Derivatives; Etc. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements of contracts (“Derivative Contracts”), whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations, and regulatory policies, and (ii) with counterparties reasonably believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company of the Company Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the best of the Company’s knowledge, any other party thereto, is in breach of any of its obligations under any such Derivative Contract. The Company’s Reports filed with the SEC disclose the value of such material agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since December 31, 2006, there has not been a material change in such value.

3. Representations and Warranties of Wells Fargo. Except as set forth in a confidential disclosure schedule delivered by Wells Fargo to the Company in conjunction with the execution of this Agreement, which identifies exceptions by specific paragraph references (provided that any information set forth in any one section of the Wells Fargo disclosure schedule shall be deemed to apply to each other applicable paragraph or subsection thereof if its relevance to the information called for in such paragraph or subsection is reasonably apparent), Wells Fargo represents and warrants to Company as follows:

(a) Organization and Authority. Wells Fargo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. Wells Fargo has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

(b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 2006, of Wells Fargo’s Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a “Wells Fargo Subsidiary” and collectively the “Wells Fargo Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. § 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation, limited liability company, or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to be so qualified or to have such power and authority would not have a Material Adverse Effect.

(c) Wells Fargo Capitalization. As of December 31, 2006, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 2006, no shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 563 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 4,094 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 14,142 shares of 2000 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,303 shares of 2001 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 32,874 shares of 2002 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 44,843 shares of 2003 ESOP Cumulative Convertible Preferred, $1,000 stated value, 65,180 shares of 2004 ESOP Cumulative Preferred, $1,000 stated value, 84,284 shares of 2005 ESOP Cumulative Preferred,

$1,000 stated value, and 115,521 shares of 2006 ESOP Cumulative Preferred, $1,000 stated value; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 2006, no shares were outstanding; and (iii) 6,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 2006, 3,377,149,861 shares were outstanding and 95,612,189 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable. As described in Schedule 3(c) and Wells Fargo’s Form 10-Q for the quarter ended December 31, 2006, Wells Fargo may repurchase shares of Wells Fargo Common Stock from time to time.

(d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and the Greater Bay Option Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the shareholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the Greater Bay Option Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, and assuming this Agreement and the Greater Bay Option Agreement constitute valid and binding obligations of Company, this Agreement and the Greater Bay Option Agreement are valid and binding obligations of Wells Fargo enforceable against Wells Fargo in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting credits’ rights and to equitable principles generally.

Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement or the Greater Bay Option Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) Wells Fargo’s or any Wells Fargo Subsidiary’s certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under California law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement and the Greater Bay Option Agreement.

(e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo’s subsidiaries as of December 31, 2004, 2005, and 2006 and related supplemental consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the three (3) years ended December 31, 2006, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 , as filed with the SEC (collectively, the “Wells Fargo Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

(f) Reports. Since December 31, 2000, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, and other forms, statements or reports and, in the case of forms, reports, and documents containing financial statements, were accompanied by the certifications required to be filed by Sarbanes-Oxley, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller, and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Wells Fargo Reports.” As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and all Wells Fargo Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and all other Wells Fargo Reports were true and accurate in all material respects.

(g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo’s consolidated balance sheet as of December 31, 2006 included in Wells Fargo’s Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo’s and each Wells Fargo Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo’s knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

(i) Absence of Certain Changes. Since December 31, 2006, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a Material Adverse Effect.

(j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 2006 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any labor contract or agreement with any labor union;

(ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect.

(l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five (5) calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

(m) Compliance with Laws; Controls.

(i) Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in material default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

(ii) The records, systems, controls, data, and information of Wells Fargo and each Wells Fargo Subsidiary are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Wells Fargo or each Wells Fargo Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system internal accounting controls described in the following sentence. As and to the extent described in the Wells Fargo Reports filed with the SEC prior to the date hereof, Wells Fargo and the Wells Fargo Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, and Wells Fargo has not received notice from the SEC questioning the accuracy or completeness of any certifications required by Sarbanes-Oxley to be included in any Wells Fargo Report filed with the SEC. Wells Fargo (A) has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act, or caused such disclosure controls and procedures to be designed and implemented under its supervision) to ensure that material information relating to Wells Fargo, including its consolidated subsidiaries, is made known to the management of Wells Fargo by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Wells Fargo’s auditors and the audit committee of Wells Fargo’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Wells Fargo’s ability to record, process, summarize, and report financial data and have identified for Wells Fargo’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Wells Fargo’s internal controls.

(n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could have a Material Adverse Effect. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Wells Fargo Benefit Plans.

(i) For purposes of this paragraph 3(o), the term “Wells Fargo Plan” or “Wells Fargo Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

(ii) No Wells Fargo Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

(iv) Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

(vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

(vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

(p) Registration Statement, Etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

(q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo’s knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

(s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo’s knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo’s knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

(t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of California, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.’s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms. Merger Co. will have had no business or operations and is being formed solely for the purposes of the transactions contemplated by this Agreement and the Merger Agreement.

4.	Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

(a) Affirmative Covenants. Except as otherwise contemplated or required by this Agreement or as consented to by Wells Fargo from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written concurrence of Wells Fargo (which shall not be unreasonably withheld and which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt, as evidenced by confirmed facsimile, of the request by the representative designated in writing by Wells Fargo), make any new loan or modify, restructure, or renew any existing loan to any borrower only if (A) the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (“Loans”) would be in excess of $6,000,000, (B) such Loans are the subject of Regulation O, promulgated by Board of Governors of the Federal Reserve Board or (C) such Loans are in excess of $2,000,000, if such Loans are risk rated under Company’s risk rating system at 7 or greater or (C) with respect to loans made to customers of Company’s Matsco division, such loans are in excess of $750,000; provided that Wells Fargo may request and Company shall provide, for informational purposes related to ongoing due diligence only (but Wells Fargo shall not have the right to concur, consent or approve), information and notice of Loans in an amount between (A) $2,000,000 and less than $6,000,000 and (B) between $1,000,000 and less than $2,000,000 if risk rated 7 or greater; provided further, however, that with respect to any Loans for which information is provided to Wells Fargo or for which Wells Fargo’s concurrence is requested as described above, Wells Fargo will not and shall in no case have the right or authority to approve the making of such Loans or otherwise participate in the origination, underwriting or approval process of Company in making such Loans; maintain proper business and accounting records in accordance with generally accepted principles; use its best efforts to maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger, provided that the Company shall not be required to expend any funds in obtaining such approvals or consents unless otherwise agreed by Wells Fargo and the Company; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a Material Adverse Effect; and permit Wells Fargo and its representatives (including KPMG LLP) to examine, in accordance with law and subject to any contractual commitments of the Company or its subsidiaries, its and its subsidiaries’ books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

(b) Negative Covenants. Except as otherwise contemplated or required by this Agreement or as disclosed on Schedule 4(b), from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo, which shall not be unreasonably withheld): amend or otherwise change its articles of incorporation or association or bylaws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities (except for issuances of Company Common Stock upon exercise of Stock Options and Rights under the Company Stock Option Plans outstanding as of the date hereof and issuances of Company Common Stock under the Company’s Dividend Reinvestment Plan (“DRIP”) and except as contemplated by paragraph 4(o) and except pursuant to the Greater Bay Option Agreement); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $250,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof or which are in existence as of the date hereof and automatically renew pursuant to their terms; commence any significant new line of business or terminate any existing line of business; make any investments except investments made by bank subsidiaries in the ordinary course of business in amounts of $500,000 or less and terms of up to 180 days, or in amounts of $250,000 of less and terms of between 180 days and up to one (1) year, and, for the avoidance of doubt, except for lending activities in accordance with paragraph 4(a) hereof; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; enter into any Derivative Contracts; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) Company may declare and pay dividends on Company Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Company between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.64 per share of Company Common Stock and may pay quarterly scheduled dividends on Series B Preferred in an amount not to exceed $0.90625 per share of Series B Preferred in accordance with the terms of the Series B Preferred, and except for dividends that are contractually required to be paid to the holders of trust preferred securities and REIT preferred securities issued by any Company Subsidiaries; provided, however, that the shareholders of Company shall be entitled to a dividend as determined by Company after consultation with Wells Fargo on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (ii) any dividend declared by a Company Subsidiary’s Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company except for repurchase of shares surrendered by optionees or retained by Company under the Company Stock Option Plans in satisfaction of the exercise price or tax withholding obligations upon exercise of Company Stock Option Plans pursuant or Rights pursuant to the terms of the Stock Option Plans and except for redemption of the Series B Preferred as contemplated by paragraph 4(s); increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, or enter into or amend any existing employment agreement with any officer, director, or executive employee of Company, or a Company Subsidiary; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; make, change, or revoke any tax election, settle, or compromise (or enter into a settlement or compromise of) any tax claim or liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes or prepare or file any tax return (or any amendment thereof) unless such tax return shall have been prepared in a manner consistent with past practice; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business, subject to applicable banking regulations.

(c) Shareholder Meeting. As promptly as practicable after receipt of the approval by the FRB under the BHC Act of the Merger, or at such earlier time as the parties may agree, the Board of Directors of Company will duly call, and will cause to be held not later than thirty (30) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the CGCL and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the opinion of its outside legal counsel and financial advisor), that to do so would breach or reasonably be expected to constitute a breach of its fiduciary obligations under applicable law (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor of approval of this Agreement and the Merger Agreement.

(d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of PricewaterhouseCoopers, LLP to use such opinion in such Registration Statement.

(e) Approvals. Company will take all necessary corporate and other action and use its best efforts to obtain all required approvals from all applicable regulatory authorities and self-regulatory organizations, and shall use its best efforts to obtain all other consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

(f) Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company’s outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers and, without limiting the foregoing, shall be treated as provided in the letter agreement dated April 11, 2007 between Wells Fargo and Company (the “Confidentiality Agreement”). If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain.

(h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) or provide any confidential or non-public information relating to or concerning any offer or possible offer (i) to purchase 15 percent or more of the outstanding shares of common stock, any option or warrant to purchase 15 percent or more of the outstanding shares of common stock, any securities convertible into 15 percent or more of the outstanding shares of such common stock, or any other equity security of Company or any Company Subsidiary representing 15 percent or more of the general voting power of the outstanding capital stock of the Company, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire 15 percent or more of the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary (“Acquisition Proposal”), provided that if the Company is not otherwise in violation of this paragraph 4(h) and the Company receives an unsolicited bona fide Acquisition Proposal, the Company Board of Directors may provide non-public information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (A) the Company Board of Directors, after having consulted with and considered the advice of its outside counsel and financial advisor, has determined in good faith that the failure to provide such non-public information or to engage in such negotiations or discussions would constitute a breach or reasonably be expected to constitute of breach of its directors’ fiduciary duties under the CGCL, and (B) the Company has entered into with such person a confidentiality agreement on terms no less favorable to it than the confidentiality provisions of the Confidentiality Agreement prior to providing any such non-public information or engaging in such negotiations or discussions. The Company also agrees immediately to cease and cause to be terminated any activities, discussions, or negotiations conducted prior to the date of this Agreement with any parties other than Wells Fargo with respect to any of the foregoing. The Company shall promptly (but in any event within twenty-four (24) hours) advise Wells Fargo following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the party making such Acquisition Proposal), advise Wells Fargo on a current basis of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof, and will not enter into any confidentiality agreement subsequent to the date hereof which would prohibit Company from providing such information to Wells Fargo. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any such Acquisition Proposal.

(i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(j) Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans ,as of the Effective Date of the Merger to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to commence preparation of an application to the Internal Revenue Service for a favorable determination letter on termination for each of the terminated Plans that is subject to the qualification requirements of paragraph 401(a) of the Code prior to the Effective Date of the Merger.

(k) Affiliate Letters. Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit C to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an “affiliate” of Company within the meaning of such term as used in Rule 145 under the Securities Act.

(l) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company’s accounting practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of Company’s business following the Merger and (ii) to the extent permitted by generally accepted accounting principles and applicable regulatory accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement, provided, however, that Company shall not be required to take such actions more than three (3) business days prior to the Closing Date or prior to the time Wells Fargo irrevocably agrees that all of the conditions to its obligation to consummate the merger as set forth in paragraph 7 have been satisfied or waived and no such adjustment shall (A) require any prior filing with any governmental agency or regulatory authority or (B) violate any law, rule, or regulation applicable to Company; provided that in any event no accrual or reserve made by Company pursuant to this paragraph 4(l) shall constitute or deemed to be a breach, violation of, or failure to satisfy any representation, warranty, covenant, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred.

(m) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (which assessments must include the results of tests for indoor air quality). Oral reports of such environmental assessments shall be delivered to Wells Fargo as soon as practicable but in no event later than eight (8) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property and other than facilities constructed within five (5) years prior to the date hereof) and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of execution of this Agreement.

(n) Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Such boundary surveys shall show the existence and location of all structures, easements and encroachments.

(o) Company Stock Option Plans.

(i) Company shall collect in cash or Company Common Stock (and timely pay) all applicable withholding and payroll taxes with respect to any Stock Options and Rights exercised under the Company

Stock Option Plans prior to the Effective Time of the Merger, and shall comply with all payroll reporting requirements with respect thereto. All outstanding Company Stock Options and Rights that remain unexercised at the Effective Time of the Merger shall be converted into Substitute Options pursuant to paragraph 1(b) hereof as of the Effective Time of the Merger.

(ii) The Company shall give all holders of Company Stock Options and Rights timely notice of the Merger in accordance with the provisions of the Company Stock Option Plans and individual grant agreements entered into in connection with the grant of Company Stock Options and Rights. In accordance with the terms of the Company Stock Option Plans, each outstanding Company Stock Option and Right (other than Company Stock Options granted in accordance with Schedule 4(o)) shall become immediately exercisable, whether or not vested under the terms of the Company Stock Option Plans. Each holder of a Company Stock Option or Right will then have the right to exercise such Company Stock Option or Right for Company Common Stock, and, upon effectiveness of the Merger, receive the consideration set forth in paragraph 1(a).

(iii) The Company shall take such other actions described on Schedule 4(o).

(p) Section 16 Reporting Requirements. The Board of Directors of Company shall, prior to the Effective Time of the Merger, take all such actions as may be necessary or appropriate pursuant to Exchange Act Rule 16b-3(e) to exempt (i) any deemed disposition of Company Common Stock or Company Stock Options and Rights in connection with the conversion of Company Common Stock and Company Stock Options and Rights into Wells Fargo Common Stock and options to purchase Wells Fargo Common Stock, as the case may be, and (ii) the acquisition of Wells Fargo Common Stock or options to purchase Wells Fargo Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall provide to counsel for Wells Fargo copies of the resolutions to be adopted by the Board of Directors of Company to implement the foregoing.

(q) Subsidiary Information. Promptly after the date of this Agreement, Company shall provide Wells Fargo with the following information concerning each of the Company Subsidiaries:

(i) Legal name, physical street address, city, county, state (country), zip code;

(ii) Formation date;

(iii) Primary regulator that supervises each functionally regulated entity;

(iv) Legal name of direct equity holder and physical location (city/state/country);

(v) Percent of equity to be transferred to Wells Fargo; and

(vi) The applicable regulatory and activity code (as defined by the applicable instructions for the Federal Reserve Board’s Form FRY-10).

(r) Accounting Methods. Except as disclosed in any Company Report filed prior to the date of this Agreement, Company shall not change its methods of accounting in effect at December 31, 2006, except as required by changes in generally accepted accounting principles or otherwise required by law, with concurrence by Company’s independent auditors.

(s) Redemption of Series B Preferred. Subject to the receipt of any required prior approval of the FRB and such action being consistent with all applicable law, and following such financing transaction(s) in connection with such redemption as are reasonably acceptable to the Company, Wells Fargo and the FRB, Company shall (x) promptly after the date hereof take all action necessary to redeem the Series B Preferred at a redemption price in the amount of its stated value of $50.00 per share thereof plus dividends for the current dividend period, without interest thereon (the “Redemption Price”), to the date fixed for such redemption (“Redemption Date”), and, with respect thereto and in accordance with the terms of the Certificate of Determination of the Privileges and Restrictions of the Series B Preferred (“Certificate”), cause notice of such redemption to be mailed by first class mail, postage prepaid, to each holder of the shares of the Series B Preferred, at such holder’s address as the same appears on the stock books of the Company not less than twenty (20) nor more than sixty (60) days prior to the date fixed for redemption and setting forth (i) the Redemption Date, (ii) a statement that all shares of Series B Preferred are to be redeemed, (iii) the Redemption Price (specifying the amount of accrued and unpaid dividends to be included therein), (iv) the place or places where certificates for such shares of Series B Preferred are to be surrendered for payment of the Redemption Price, and (v) a statement that dividends on the shares to be redeemed will cease to accrue on such Redemption Date; and (y) shall take all other actions required under the Certificate and its Organizational Documents to cause such Series B Preferred to be redeemed in accordance with the Certificate on a Redemption Date to occur prior to the record date for determining shareholders eligible to vote on the Merger.

(t) Takeover Laws. The Company shall not take any action that would cause the transactions contemplated by this Agreement and the Merger Agreement and the Greater Bay Option Agreement to be subject to requirements imposed by any takeover law and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Merger Agreement and the Greater Bay Option Agreement from, or if necessary challenge the validity or application of, any applicable takeover law, as now or hereafter in effect.

(u) No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Merger Agreement and the Greater Bay Option Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions contemplated hereby do not and will not result in the grant of any securities or obligations convertible into or exercisable or exchangeable for or giving any person any right to subscribe for, redeem, or acquire any securities of Company or any of its Subsidiaries to any person (i) under the Company’s Organizational Documents, (ii) the Company Rights Plan, and (iii) under any contract to which the Company or any of its Subsidiaries is a party, other than the Company Stock Option Plans as contemplated by paragraph 4(o).

(v) Corporate Documentation. Company shall have delivered the following to Wells Fargo no later than the Closing:

(i) with respect to Company and each of the Company Subsidiaries:

(A) Certified copies of the articles of incorporation and copies of the bylaws (or other comparable organizational documents) of Company and the Company Subsidiaries;

(B) Certificates of Good Standing, issued by the Secretary of State of the jurisdiction of incorporation of such entity within ten (10) business days of the Closing;

(C) Stock certificates for all of the issued and outstanding capital stock (or other comparable equity interests) of each direct and indirect Company Subsidiary; and

(D) Minute books for Company and each Company Subsidiary.

(E) Such other corporate documentation (including evidence of actions required to be taken under this Agreement) as Wells Fargo shall reasonably request.

(ii) Definitive agreements and related documents for all acquisitions or divestitures pending between Company or any Company Subsidiary and any person and closing files for all acquisitions or divestitures completed between Company or any Company Subsidiary and any person.

(w) Termination of DRIP. Company shall take all such corporate action as is necessary that, as of no later than the date on which the shareholders of Company shall have approved the Merger, this Agreement, and the

Merger Agreement, to provide that no further shares of Company Common Stock may be purchased under the DRIP and that, contingent upon the Closing, that the DRIP shall be terminated immediately prior to the Effective Time.

(x) Termination of Agreements. Company shall use its best efforts to amend and terminate the contracts listed on Schedule 4(x) on the terms set forth on Schedule 4(x) prior to the Closing Date, provided that the Company shall not be required to expend any material funds in order to obtain such amendments and terminations and shall be able to make any such amendment or termination effective subject to the Closing. Any action taken by Company in compliance with this paragraph 4(x) shall not constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect may have occurred.

5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

(a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

(b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

(c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders’ meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the “Prospectus”), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the written information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

(d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the NYSE and the Chicago Stock Exchange and use its best efforts to effect said listings.

(e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance to said shareholders pursuant to this Agreement and the Merger Agreement, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of all liens, claims, and encumbrances. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the shareholders of Wells Fargo or any other person or entity.

(f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

(g) Approvals. Wells Fargo will take all necessary corporate and other action and, as promptly as practicable, file all documents required to obtain and will use its best efforts to obtain, as promptly as practicable, all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company, including, but not limited to, any documents or agreement required to be filed with the FRB, DFI, and under the CGCL. Wells Fargo will consult with the Company with respect to all material permits, consents, approvals and authorizations of all regulatory authorities necessary or advisable to consummate the transactions contemplated hereby. The Company will have the right to review in advance and promptly comment on the non-confidential portions of such applications. Wells Fargo will inform the Company, as promptly as reasonably practicable (and supply Company with a copy of) of receipt of any material non-confidential communication from any regulatory authority regarding the transactions contemplated hereby and advise the Company, to the extent reasonably practicable, in advance, of any meeting or conference with any regulatory authority relating to the receipt of any material permits, consents, approvals, or authorizations of any regulatory authorities required in connection with the transactions contemplated by this Agreement.

(h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company’s Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law or regulation, or which may be required for disclosure in the proxy, and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers, it being agreed that such documents and information of Company and Company Subsidiaries shall be treated as provided in the Confidentiality Agreement.

(i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the CGCL as reasonably acceptable to the Company.

(j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

(m) Indemnification.

(i) From and after the Effective Date of the Merger until six (6) years thereafter, Wells Fargo shall ensure that any provisions relating to the indemnification, exculpation or holding harmless of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an “Indemnified Party” and, collectively, the “Indemnified Parties”), in Company’s Organizational Documents or similar governing documents of any Company Subsidiary as in effect as of the date hereof, as applicable in the particular case as in effect immediately prior to the Effective Time, shall (A) with respect to claims arising from facts or events that occurred on or before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, shall survive the Merger and continue in full force and effect. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of the rights to indemnification and limitations on liability of the Company or any Company Subsidiary shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale or other transfer of any substantial portion of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained in this Agreement shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

(ii) Any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it/them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter;

(iii) Wells Fargo shall maintain in effect for six (6) consecutive years commencing on and continuing after the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries on the date hereof (provided that Wells Fargo may substitute thereof policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the directors and officers of the Company insured under such policies) for acts or omissions occurring at or prior to the Effective Time; provided, however, that in no event shall Wells Fargo be required to pay in excess of two hundred fifty percent (250%) of the annual premium most recently paid by the Company or any Subsidiary for such coverage; provided, further, that notwithstanding the foregoing, in the event such coverage is not available (or is only available for an amount in excess of two hundred fifty percent (250%) of the annual premium most recently paid by the Company for such coverage), Wells Fargo shall provide the maximum amount of such coverage as may be obtained for such two hundred fifty percent (250%) amount.

(iv) In the event Wells Fargo or Company (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Wells Fargo shall cause proper provisions to be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this paragraph 5(m).

(v) The obligations of Wells Fargo under this paragraph 5(m) shall not be terminated or modified in such a manner as to, nor shall Wells Fargo take any other action that would, adversely affect or otherwise diminish the rights of any Indemnitee to whom this paragraph 5(m) applies without the consent of such affected Indemnitee.

(n) Form S-8. Wells Fargo shall (i) within five (5) business days of the Effective Date of the Merger, register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Wells Fargo Common Stock issuable pursuant to the Substitute Options, (ii) cause such shares to be authorized for listing on the NYSE and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

(o) Company Stock Options. As soon as practicable after the Effective Time, Wells Fargo shall deliver to the holders of Company Stock Options and Rights any required notices setting forth such holders’ rights pursuant to the relevant Company Stock Option Plans and grant agreements and stating that such Stock Options and Rights and Company Stock Option Plans and grant agreements have been assumed by Wells Fargo and shall continue in effect on the same terms and conditions (subject to the adjustments required by paragraph 1(b) and paragraph 4(o)(ii) after giving effect to the Merger and the terms of the relevant Company Stock Option Plans and grant agreements).

6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 not qualified as to materiality be shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole and the representations qualified as to materiality shall be true and correct as if made at the Time of Filing; provided, however, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been so true and correct as of such specified date and not as of the Closing Date; and provided further, however, that this condition precedent set forth in this paragraph 6(a) shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect (“Wells Fargo Standard”).

(b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

(c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6, accompanied by a certificate executed by a duly authorized officer of Wells Fargo calculating the Wells Fargo Measurement Price and the Merger Exchange Ratio, which certificate shall be reasonably acceptable to Company.

(d) Shareholder Approvals. The Merger, this Agreement, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s articles of incorporation, bylaws, and the CGCL. The number of Perfected Dissenting Shares shall not exceed the threshold necessary to deliver the tax opinion set forth in paragraph 6(h) herein.

(e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

(f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the NYSE and the Chicago Stock Exchange.

(h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In issuing such opinion, counsel to Company may rely on customary written representations and warranties of Company, Wells Fargo and Merger Co. as to certain matters contained in such opinion.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Material Adverse Change. Since December 31, 2006, except as set forth in the Schedules hereto or the Wells Fargo Reports filed with the SEC prior to the date hereof, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Wells Fargo.

(k) Stock Options. Wells Fargo shall have taken all actions necessary to assume the Company Stock Options.

7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof not qualified as to materiality shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole and the representations contained in paragraph 2 hereof qualified as to materiality shall be true and correct as if made at the Time of Filing; provided, however, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been so true and correct as of such specified date and not as of the Closing Date; and provided further, however, that this condition precedent set forth in this paragraph 7(a) shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect with respect to the

Company, other than Company’s representations and warranties contained in paragraphs 2(c)(i), 2(c) (ii), 2(d)(i), 2(d)(ii)(1)(x), 2(d)(iv), and 2(aa) which shall be true and correct in all material respects (“Company Standard”).

(b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

(c) Shareholder Approvals. The Merger, this Agreement, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s articles of incorporation, bylaws, and the CGCL. The number of Perfected Dissenting Shares shall not exceed fifteen percent (15%) of the shares of Common Stock outstanding as of the date of the meeting of shareholders of the Company to approve the Merger as required by paragraph 4(c).

(d) Company’s Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7, accompanied by a certificate of the inspector of election and secretary or assistant secretary of the Company as to the results of the vote of shareholders of the Company to approve the Merger, this Agreement, and the Merger Agreement.

(e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law for the consummation of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that would have or would reasonably be expected to have (i) a Material Adverse Effect on the Company, or (ii) a Material Adverse Effect on Wells Fargo and the Wells Fargo Subsidiaries, measured on a scale relative to the Company.

(f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company’s or such Company Subsidiary’s business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation by it of the Merger, except in each case where the failure to obtain such does not have and would not reasonably be expected to have a Material Adverse Effect.

(g) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(h) Number of Outstanding Shares. The total number of shares of Company Common Stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents (including specifically Company Stock Options, Rights, and shares of Company Common Stock reserved for issuance under the DRIP, but excluding shares issuable under the Greater Bay Option Agreement and conversion of the Series B Preferred into Company Common Stock) shall not exceed 59,235,682 (as adjusted for any stock dividends, stock splits, and the like).

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Material Adverse Change. Since December 30, 2006, except as set forth in the Schedules hereto or the Company Reports filed with the SEC prior to the date hereof, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on the Company.

(k) Resignations. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

(l) Contracts. The actions described in paragraph 4(x) shall have been taken as described in paragraph 4(x).

8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger (“Company Employees”) shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

(a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger (the “Benefits Conversion Date”).

Medical Plan

Dental Plan

Vision Plan

Short Term Disability Plan

Long Term Disability Plan

Long Term Care Plan

Flexible Benefits Plan

Basic Group Life Insurance Plan

Group Universal Life Insurance Plan

Dependent Group Life Insurance Plan

Business Travel Accident Insurance Plan

Accidental Death and Dismemberment Plan

Salary Continuation Pay Plan

Paid Time Off Program

The transition from Company’s Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such Plan immediately following the Effective Date; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan that would provide such Company Employee with benefits after the Effective Time of the Merger or who has an employment, change in control or severance agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement.

(b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the “401(k) Plan”), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, or to any predecessor-in-interest of Company or the Company Subsidiaries to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the “Cash Balance Plan”) under the terms thereof, subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Company Employee’s past service with Company or any Company Subsidiary or any predecessor-in-interest of Company or the Company Subsidiaries for any purpose under the Cash Balance Plan.

Each Company Employee shall be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

9. Termination of Agreement.

(a) This Agreement may be terminated at any time prior to the Time of Filing:

(i) by mutual written consent of the parties hereto;

(ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by December 31, 2007 (the “Termination Date”) unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; provided however, that if all approvals set forth in paragraph 6(e) hereof have been received as of December 31, 2007, then the date that is one (1) day after the date that all waiting periods, if any, shall expire shall be deemed to be a later date approved in writing by the Company and Wells Fargo for purposes of this Agreement; or

(iii) by Company or Wells Fargo upon written notice to the other party if (A) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (B) any approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement is denied by final, nonappealable action of such governmental authority unless such failure to obtain the requisite Federal Reserve Board or other governmental agency approval shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

(iv) by Wells Fargo upon written notice to Company if (A) the Board of Directors of Company fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby; provided that any communication to Company shareholders generally with respect to a Acquisition Proposal, other than a communication permitted by Rule 14d-9(f) or a recommendation against such Acquisition Proposal, shall be deemed to be a failure to recommend, (B) the Company engages in negotiations for a period of more than twenty days (other than the provision of confidential information permitted by paragraph 4(h) for the purpose of determining the terms of an Acquisition Proposal) to engage in an Acquisition Proposal with a third party or (C) after a third party shall have made an Acquisition Proposal to Company or Company’s shareholders to engage in an Acquisition Proposal and such proposal has been publicly announced and not subsequently publicly withdrawn, the transactions contemplated hereby are not approved at the meeting of Company shareholders contemplated by paragraph 4(c), or (D) Company has substantially failed to comply with its obligations under paragraphs 4(c) or 4(h);

(v) by the Company, upon written notice to Wells Fargo, if (A) there shall have been a breach by Wells Fargo of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Wells Fargo, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 6(a) (after application of the Wells Fargo Standard) or 6(b), and which breach has not been cured within thirty (30) days following written notice thereof to Wells Fargo or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 6 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date; or

(vi) by Wells Fargo, upon written notice to Company, if (A) there shall have been a breach by Company of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 7(a) (after application of the Company Standard) or 7(b), and which breach has not been cured within thirty (30) days following written notice thereof to the Company or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 7 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wells Fargo to comply with its obligations under this Agreement) and Wells Fargo has not waived such condition on or before the Closing Date; or

(vii) By the Board of Directors of the Company, upon written notice to Wells Fargo at any time during the five (5) day period commencing on the first day after the Condition Date, if both of the following conditions are satisfied:

(A) the Wells Fargo Measurement Price as of the Condition Date shall be $28.9575 or less; and

(B)(1) the quotient obtained by dividing the Wells Fargo Measurement Price as of the Condition Date by the Starting Price (such number being referred to herein as the “Wells Fargo Ratio”) shall be less than (2) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.25 from the quotient in this paragraph 9(vii)(B) (such number being referred to herein as the “Index Ratio”);

subject, however, to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Wells Fargo; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) day period. During the three (3) day period commencing with its receipt of such notice, Wells Fargo shall have the option to elect to increase the Merger Exchange Ratio to equal the quotient obtained by dividing (1) the product of $28.9575 and the Merger Exchange Ratio (as then in effect) by (2) the Wells Fargo Measurement Price as of the Condition Date. If Wells Fargo makes such an election within such three (3) day period, it shall give prompt written notice to the Company of such election and of the revised Merger Exchange Ratio, whereupon no termination shall have occurred pursuant to this paragraph 9(a) and this Agreement shall remain in effect in accordance with its terms (except as the Merger Exchange Ratio shall have been so modified), and any references in this Agreement to “Merger Exchange Ratio” shall thereafter be deemed to refer to the Merger Exchange Ratio as adjusted pursuant to this paragraph 9(c).

For purposes of this paragraph 9(c), the following terms shall have the meanings indicated:

“Average Index Price” means the average of the Index Prices for the ten (10) consecutive full NYSE trading days ending at the close of trading on the Condition Date.

“Index Group” means the 25 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been since the Starting Date and before the Condition Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding twenty-

five percent (25%) of Wells Fargo’s market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determine the Index Price. The twenty-five (25) bank holding companies and the weights attributed to them are as follows:

Company	Weighting (%)
Bank of America Corporation	22.86
BB&T Corporation	2.79
Capital One Financial Corporation	2.12
Comerica Incorporated	0.80
Commerce Bancorp, Inc.	0.98
Fifth Third Bancorp	2.83
Hudson City Bancorp, Inc.	2.82
Huntington Bancshares Incorporated	1.21
JPMorgan Chase & Co.	17.59
KeyCorp	2.03
M&T Bank Corporation	0.56
Marshall & Ilsley Corporation	1.33
National City Corporation	3.07
New York Community Bancorp, Inc.	1.61
Northern Trust Corporation	1.13
People’s United Financial, Inc.	1.55
PNC Financial Services Group, Inc.	1.78
Regions Financial Corporation	3.72
State Street Corporation	1.73
SunTrust Banks, Inc.	1.84
Synovus Financial Corp.	1.68
U.S. Bancorp	8.97
Wachovia Corporation	9.85
Washington Mutual, Inc.	4.57
Zions Bancorporation	0.56

100.00%

“Index Price” on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

“Starting Date” means the last full NYSE trading day ending prior to the date of execution of this Agreement.

“Starting Price” shall mean the last sale price per share of Wells Fargo Common Stock on the Starting Date on the NYSE only as reported by Bloomberg LP.

If Wells Fargo or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Condition Date, the prices for the common stock of such company shall be appropriately adjusted for purposes of applying this paragraph 9(c).

(b) Except as provided in paragraph 9(c) hereof, termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or fraud, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

Except as provided in the foregoing sentence, neither party will have any liability or further obligation as a result of termination of this Agreement. Notwithstanding the foregoing in the event of the termination of this Agreement and the Merger Agreement, the Greater Bay Option Agreement shall remain in full force and effect to the extent provided therein.

10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

12. Third Party Beneficiaries. Except, from and after the Effective Time as otherwise provided in paragraphs 5(m) and 5(n) hereof with respect to indemnification and insurance of directors and officers, and except for the preparation of a Form S-8 and registration statement for the holders of Stock Options, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (a) delivered in person, or (b) shall be mailed by first class registered or certified mail, postage prepaid, or (c) shall be sent by facsimile, or (d) shall be sent by reputable overnight courier service addressed as follows:

If to Wells Fargo:

Wells Fargo & Company

Wells Fargo Center

MAC N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Attention: Office of Corporate Secretary

Fax No.: (612) 667-6082

If to Company:

Greater Bay Bancorp

1900 University Avenue

East Palo Alto, CA 94303

Attention: Linda Iannone, Executive Vice President and General Counsel

Fax No.: (650) 462-9013

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Esq.

Lawrence S. Makow, Esq.

Fax No. (212) 403-2000

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement and the Company Option Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement and the Company Option Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(m), 5(n), and 10 shall survive the Merger.

20. Control of Other Party’s Business. Nothing contained in this Agreement shall give Wells Fargo, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

21. “Material Adverse Effect” means, when used in connection with Wells Fargo or the Company, any change, effect, occurrence, or circumstance that individually or in the aggregate has or reasonably could be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than such changes, effects or circumstances attributable to (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general or in the industries and markets in which the Company or Wells Fargo, as the case may be, conduct their respective businesses, except to the extent the Company or Wells Fargo, as the case may be, is materially and disproportionately affected thereby; (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental entities, (iii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iv) the announcement or pendency of the Merger; (v) any change in required action taken by the Company with Wells Fargo’s prior written consent or any change in required action taken by Wells Fargo with the Company’s prior written consent; (vi) any change in the trading price or trading volume of a party’s common stock in and of itself; (vii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections, or forecasts of revenue, net income, or any other measure of financial performance; or (viii) any action taken or omission made pursuant to the obligations set forth in this Agreement (it being understood that, with respect to clauses (vi) and (vii) that the facts or circumstances giving rise or contributing either to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, unless such facts or circumstances come within another exception clause of this definition).

22. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

23. Specific Performance. The parties hereto agree that legal damages would be inadequate and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY

By		/s/ Bruce E. Helsel
	Its	Senior Vice President

GREATER BAY BANCORP

By		/s/ Byron A. Scordelis
	Its	President & Chief Executive Officer

APPENDIX B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO

RESALE RESTRICTIONS UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (this “Agreement”), dated May 4, 2007, between GREATER BAY BANCORP, a California corporation (“Issuer”), and WELLS FARGO & COMPANY, a Delaware corporation (“Grantee”).

WITNESSETH:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization of even date herewith (the “Merger Agreement”), which agreement has been executed and delivered by the parties hereto simultaneously with this Agreement;

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 10,172,084 fully paid and nonassessable shares of Issuer’s Common Stock, no par value per share (“Common Stock”), at a price of the lesser of (i) $26.46, and (ii) the closing sale price of the Common Stock as reported on Nasdaq on the trading day immediately preceding the exercise date as reported by The Wall Street Journal or, if not reported therein, in another authoritative source (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. If Issuer adopts a shareholder protection rights plan or similar agreement, Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under such agreement.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 90 days following such Subsequent Triggering Event.

(b) Each of the following shall be an “Exercise Termination Event:” (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to paragraph 9(a)(iv) or pursuant to paragraph 9(a)(vi) (unless the breach by Issuer giving rise to such right of termination pursuant to paragraph 9(a)(vi) is non-volitional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; and (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to paragraph 9(a)(vi) or pursuant to paragraph 9(a)(vi) (unless the breach by Issuer giving rise to such right of termination pursuant to paragraph 9(a)(vi) is non-volitional) of the Merger Agreement.

(c) The term “Holder” shall mean the holder or holders of the Option.

(d) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and involves only the Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring on or after the date hereof:

(i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

(f) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(g) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(h) At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(i) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(j) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the

Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(k) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would cause an adjustment to the number of shares of Wells Fargo Common Stock that each share of Common Stock shall represent the right to receive upon conversion under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer’s attorneys’ fees, printing costs and filing fees, except for the fees and disbursements of Grantee’s counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a) In the event of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately prior to the Repurchase Event (or, as requested by the Holder, after the Repurchase Event) at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately prior to the Repurchase Event (or, as requested by the Owner, after the Repurchase Event) such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred (i) upon the consummation of an Acquisition Transaction with respect to Issuer (and not solely involving Issuer and/or one or more subsidiaries of Issuer) (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

8. (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b) The following terms have the meanings indicated:

(A) “Acquiring Corporation” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B) “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(C) “Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(D) “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of

Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9. (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing.

10. The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (3) when there exists an Order that prohibits or delays exercise of such right.

11. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) The Board of Directors of Issuer has unanimously approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions any Takeover Statutes.

12. Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee or its transferee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on Nasdaq upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $43,705,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $58,125,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $58,125,000 after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $58,125,000; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any date subsequent to such initial date of exercise.

(c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

[The rest of this page has intentionally been left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

ISSUER GREATER BAY BANCORP

By:	/s/ Byron A. Scordelis
Name: Byron A. Scordelis Title: President & Chief Executive Officer

GRANTEE WELLS FARGO & COMPANY

By:	/s/ Bruce E. Helsel
Name: Bruce E. Helsel Title: Senior Vice President

Signature Page to Stock Option Agreement

APPENDIX C

[Letterhead of Sandler O’Neill & Partners, L.P.]

May 3, 2007

Board of Directors

Greater Bay Bancorp

1900 University Avenue

East Palo Alto, CA 94303

Ladies and Gentlemen:

Greater Bay Bancorp (“GBBK”) and Wells Fargo & Company (“Wells Fargo”) have entered into an Agreement and Plan of Reorganization, dated as of May 3, 2007 (the “Agreement”), whereby a wholly owned subsidiary of Wells Fargo will be merged with and into GBBK, with GBBK as the surviving entity (the “Merger”). As a result of the Merger, each share of GBBK common stock, no par value per share, issued and outstanding immediately prior to the Effective Time (the “GBBK Common Stock”), other than shares as to which statutory dissenters’ appraisal rights have been duly perfected and other than shares of GBBK Common Stock owned, directly or indirectly by Wells Fargo or GBBK, will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo common stock equal to (i) if the Wells Fargo Measurement Price is equal to or less than $32.175, then 0.8858 shares of Wells Fargo common stock for each share of GBBK Common Stock, (ii) if the Wells Fargo Measurement Price is greater than $32.175 but less than $39.325, the quotient determined by dividing $28.50 by the Wells Fargo Measurement Price, and (iii) if the Wells Fargo Measurement Price is greater than or equal to $39.325, then 0.7247 shares of Wells Fargo common stock for each share of GBBK Common Stock (the “Merger Exchange Ratio”). The “Wells Fargo Measurement Price” is defined as the daily volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the ten (10) consecutive trading days ending on the trading day immediately prior to the meeting of shareholders required by the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not defined in this opinion have the meanings given to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Exchange Ratio to the holders of GBBK Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of GBBK that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Wells Fargo that we deemed relevant; (iv) internal financial projections for the year ended December 31, 2007 as provided by senior management of GBBK and an internal long term growth rate as provided by senior management of GBBK for the years thereafter; (v) consensus earnings per share estimates for Wells Fargo for the years ending December 31, 2007, 2008 and 2009 as published by First Call and a consensus estimated long term earnings per share growth rate as published by First Call; (vi) the publicly reported historical price and trading activity for GBBK’s and Wells Fargo’s common stock, including a comparison of certain financial and stock market information for GBBK and Wells Fargo with similar publicly available information for certain other companies the securities of which are publicly traded; (vii) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of GBBK the business, financial condition, results of operations and prospects of GBBK and held similar discussions with certain members of senior management of Wells Fargo regarding the business, financial condition, results of operations and prospects of Wells Fargo.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by GBBK and Wells Fargo or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of senior management of GBBK and Wells Fargo that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.

With respect to the internal financial projections of GBBK and used by Sandler O’Neill in its analyses, GBBK’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of GBBK. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of GBBK or Wells Fargo or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of GBBK and Wells Fargo nor have we reviewed any individual credit files relating to GBBK and Wells Fargo. We have assumed, with your consent, that the respective allowances for loan losses for both GBBK and Wells Fargo are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have also assumed that there has been no material change in GBBK’s and Wells Fargo’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that GBBK and Wells Fargo will remain as going concerns for all periods relevant to our analyses, that each party to the Agreement will perform in all material respects the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and our opinion speaks only as of such date and not as of any other date. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Wells Fargo’s ordinary shares will be when issued to GBBK’s shareholders pursuant to the Agreement or the prices at which GBBK’s and Wells Fargo’s common stock may trade at any time.

We have acted as GBBK’s financial advisor in connection with the Merger and will receive a fee from GBBK for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. GBBK has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services to GBBK and we have received compensation for such services.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to GBBK and Wells Fargo and their affiliates. We may also actively trade the equity or debt securities of GBBK and Wells Fargo or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of GBBK in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of GBBK as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Exchange Ratio to holders of GBBK Common

Stock and does not address the underlying business decision of GBBK to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for GBBK or the effect of any other transaction in which GBBK might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Exchange Ratio is fair to the holders of GBBK’s Common Stock from a financial point of view.

Very truly yours,

/s/    Sandler O’Neill & Partners, L.P.

APPENDIX D

CALIFORNIA CORPORATIONS CODE, SECTIONS 1300-1313

SECTION 1300. RIGHT TO REQUIRE PURCHASE “DISSENTING SHARES” AND “DISSENTING SHAREHOLDER” DEFINED.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303 and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

SECTION 1302. ENDORSEMENT OF SHARES.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of ‘shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of this original dissenting holder of the shares.

SECTION 1303. AGREED PRICE—TIME FOR PAYMENT

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER’S ACTION TO ENFORCE PAYMENT.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS’ REPORT—PAYMENT – COSTS.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER’S STATUS AS CREDITOR.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313. CONVERSION DEEMED TO CONSTITUTE REORGANIZATION FOR PURPOSES OF CHAPTER.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant’s Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

See Exhibit Index.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on July 10, 2007.

WELLS FARGO & COMPANY

By:	/S/ JOHN G. STUMPF
Name: John G. Stumpf Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 10, 2007 by the following persons in the capacities indicated:

/s/ JOHN G. STUMPF John G. Stumpf	President and Chief Executive Officer (Principal Executive Officer)

/s/ HOWARD I. ATKINS Howard I. Atkins	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ RICHARD D. LEVY Richard D. Levy	Executive Vice President and Controller (Principal Accounting Officer)

John S. Chen*	Lloyd H. Dean*

Susan E. Engel*	Enrique Hernandez, Jr.*

Robert L. Joss*	Richard M. Kovacevich*

Richard D. McCormick*	Cynthia H. Milligan*

Nicholas G. Moore*	Philip J. Quigley*

Donald B. Rice*	Judith M. Runstad*

Stephen W. Sanger*	John G. Stumpf*

Susan G. Swenson*	Michael W. Wright*

*	Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ RICHARD M. KOVACEVICH
Richard M. Kovacevich Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

2	Agreement and Plan of Reorganization, by and between Greater Bay Bancorp and Wells Fargo & Company, dated as of May 4, 2007, as amended, (including the form of related agreement and plan of merger to be entered into between Greater Bay Bancorp and a wholly owned subsidiary of Wells Fargo & Company) included as Appendix A in the accompanying proxy statement-prospectus.

3.1	Restated Certificate of Incorporation of Wells Fargo & Company, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 28, 2006.

3.2	Certificate of Designations for Wells Fargo & Company’s 2007 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(a) of the Registrant’s Current Report on Form 8-K filed March 19, 2007.

3.3	Certificate Eliminating the Certificate of Designations for Wells Fargo & Company’s 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) of the Registrant’s Current Report on Form 8-K filed March 19, 2007.

3.4	By-Laws of Wells Fargo & Company, incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed December 4, 2006.

4	See Exhibits 3.1 through 3.4.

5*	Opinion of Robert J. Kaukol regarding the legality of the shares to be issued (including consent).

8*	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters (including consent).*

23.1*	Consent of Robert J. Kaukol (included in Exhibit 5).

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8).

23.3	Consent of KPMG LLP.

23.4	Consent of PricewaterhouseCoopers LLP.

23.5	Consent of Sandler O’Neill & Partners, L.P.

24	Powers of Attorney.

99*	Form of Proxy for the Annual Meeting of Shareholders of Greater Bay Bancorp.

*	To be filed by amendment.